Exhibit 10.1

FIRST LIEN REVOLVING CREDIT AGREEMENT

Dated as of August 8, 2013

by and among

GSE ENVIRONMENTAL, INC.,

F/K/A GUNDLE/SLT ENVIRONMENTAL, INC.,

as the Borrower,

THE OTHER PERSONS PARTY HERETO THAT ARE
DESIGNATED AS CREDIT PARTIES,

GENERAL ELECTRIC CAPITAL CORPORATION
for itself, as a Lender and Swingline Lender and as Agent for all Lenders,

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

as Lenders,

and

GE CAPITAL MARKETS, INC.,
as Lead Arranger and Bookrunner

TABLE OF CONTENTS

Page

ARTICLE I THE CREDITS		1
1.1	Amounts and Terms of Commitments	1
1.2	Notes	8
1.3	Interest	8
1.4	Loan Accounts	9
1.5	Procedure for Revolving Credit Borrowing	10
1.6	Conversion and Continuation Elections	11
1.7	Optional Prepayments	12
1.8	Mandatory Prepayments of Loans and Commitment Reductions	12
1.9	Fees	13
1.1	Payments by the Borrower	14
1.11	Payments by the Lenders to Agent; Settlement	15
ARTICLE II CONDITIONS PRECEDENT		19
2.1	Conditions of Initial Loans	19
2.2	Conditions to All Borrowings	23
ARTICLE III REPRESENTATIONS AND WARRANTIES		24
3.1	Corporate Existence and Power	24
3.2	Corporate Authorization; No Contravention	24
3.3	Governmental Authorization	25
3.4	Binding Effect	25
3.5	Litigation	25
3.6	No Default	25
3.7	ERISA Compliance	25
3.8	Use of Proceeds; Margin Regulations	26
3.9	Title to Properties	26
3.1	Taxes	26
3.11	Financial Condition	26
3.12	Environmental Matters	27
3.13	Regulated Entities	28
3.14	Solvency	28
3.15	Labor Relations	28
3.16	Intellectual Property	29
3.17	Brokers’ Fees; Transaction Fees	29
3.18	Insurance	29
3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock	29
3.2	Jurisdiction of Organization; Chief Executive Office	30
3.21	Deposit Accounts and Other Accounts	30
3.22	Status of Holdings	30
3.23	Collateral Documents	30
3.24	Full Disclosure	30
3.25	Foreign Assets Control Regulations and Anti-Money Laundering	31
3.26	Patriot Act	31
ARTICLE IV AFFIRMATIVE COVENANTS		31

4.1	Financial Statements	31
4.2	Certificates; Other Information	32
4.3	Notices	34
4.4	Preservation of Corporate Existence, Etc	35
4.5	Maintenance of Property	36
4.6	Insurance	36
4.7	Payment of Obligations	37
4.8	Compliance with Laws	38
4.9	Inspection of Property and Books and Records; Annual Meetings	38
4.1	Use of Proceeds	38
4.11	Landlord Agreements	39
4.12	Further Assurances	39
4.13	Environmental Matters	40
4.14	Intentionally Omitted	41
4.15	Intentionally Omitted	41
4.16	Cash Management Systems	41
4.17	Junior Capital Raise.	41
ARTICLE V NEGATIVE COVENANTS		43
5.1	Limitation on Liens	43
5.2	Disposition of Assets	46
5.3	Consolidations and Mergers	47
5.4	Loans and Investments	48
5.5	Limitation on Indebtedness	50
5.6	Transactions with Affiliates	51
5.7	Use of Proceeds	52
5.8	Contingent Obligations	52
5.9	Restricted Payments	54
5.1	Limitations on Payments on Existing Indebtedness and Subordinated Indebtedness	55
5.11	Change in Business	55
5.12	Change in Structure	55
5.13	Changes in Accounting, Name and Jurisdiction of Organization	56
5.14	Amendments to Existing Indebtedness and Subordinated Indebtedness	56
5.15	No Negative Pledges	56
5.16	OFAC; Patriot Act	57
ARTICLE VI FINANCIAL COVENANTS		57
6.1	Capital Expenditures	57
6.2	Total Leverage Ratio	58
6.3	Interest Coverage Ratio	58
ARTICLE VII EVENTS OF DEFAULT		59
7.1	Event of Default	59
7.2	Remedies	61
7.3	Rights Not Exclusive	62
7.4	Cash Collateral for Letters of Credit	62
7.5	Holdings’ Right to Cure	62
ARTICLE VIII AGENT		63

8.1	Appointment and Duties	63
8.2	Binding Effect	64
8.3	Use of Discretion	65
8.4	Delegation of Rights and Duties	65
8.5	Reliance and Liability	66
8.6	Agent Individually	67
8.7	Lender Credit Decision	67
8.8	Expenses; Indemnities	68
8.9	Resignation of Agent or L/C Issuer	69
8.1	Release of Collateral or Guarantors	70
8.11	Additional Secured Parties	71
8.12	Syndication Agent and Arrangers	71
ARTICLE IX MISCELLANEOUS		72
9.1	Amendments and Waivers	72
9.2	Notices	73
9.3	Electronic Transmissions	74
9.4	No Waiver; Cumulative Remedies	75
9.5	Costs and Expenses	75
9.6	Indemnity	76
9.7	Marshaling; Payments Set Aside	77
9.8	Successors and Assigns	78
9.9	Assignments and Participations; Binding Effect	78
9.1	Non-Public Information; Confidentiality	82
9.11	Set-off; Sharing of Payments	84
9.12	Counterparts; Facsimile Signature	85
9.13	Severability	85
9.14	Captions	85
9.15	Independence of Provisions	85
9.16	Interpretation	85
9.17	No Third Parties Benefited	85
9.18	Governing Law and Jurisdiction	85
9.19	Waiver of Jury Trial	86
9.2	Entire Agreement; Release; Survival	86
9.21	Patriot Act	87
9.22	Replacement of Lender	87
9.23	Joint and Several	88
9.24	Creditor-Debtor Relationship	88
9.25	OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC	88
9.26	Post-Closing Obligations; Mortgage; Title Insurance; Survey; Landlord Waivers; etc	89
ARTICLE X TAXES, YIELD PROTECTION AND ILLEGALITY		91
10.1	Taxes	91
10.2	Illegality	94
10.3	Increased Costs and Reduction of Return	94
10.4	Funding Losses	96

10.5	Inability to Determine Rates	96
10.6	Certificates of Lenders	97
ARTICLE XI DEFINITIONS		97
11.1	Defined Terms	97
11.2	Other Interpretive Provisions	124
11.3	Accounting Terms and Principles	125
11.4	Payments	126

SCHEDULES

Schedule 1.1(b)	Revolving Loan Commitments
Schedule 3.8	Margin Stock
Schedule 3.9	Real Estate
Schedule 3.15	Labor Relations
Schedule 3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 3.20	Jurisdiction of Organization; Chief Executive Office
Schedule 3.21	Deposit Accounts and Other Accounts
Schedule 5.1	Liens
Schedule 5.2	Dispositions
Schedule 5.4	Investments
Schedule 5.5	Indebtedness
Schedule 5.8	Contingent Obligations
Schedule 9.26(a)	Initial Mortgaged Properties
Schedule 9.26(b)	Certain Leased Locations

EXHIBITS

Exhibit 1.1(c)	Form of L/C Request
Exhibit 1.1(d)	Form of Swing Loan Request
Exhibit 1.6	Form of Notice of Conversion/Continuation
Exhibit 4.2(b)	Form of Compliance Certificate
Exhibit 11.1(a)	Form of Assignment
Exhibit 11.1(c)	Form of Guarantee and Security Agreement
Exhibit 11.1(f)	Form of Intercompany Subordination Agreement
Exhibit 11.1(g)	Form of Intercreditor Agreement
Exhibit 11.1(h)	Form of Notice of Borrowing
Exhibit 11.1(i)	Form of Revolving Note
Exhibit 11.1(j)	Form of Swingline Note

FIRST LIEN REVOLVING CREDIT AGREEMENT

This FIRST LIEN REVOLVING CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, supplemented, modified and/or restated from time to time, this “Agreement”) is entered into as of August 8, 2013, by and among GSE Environmental, Inc., f/k/a Gundle/SLT Environmental, Inc., a Delaware corporation (the “Borrower”), the other Persons party hereto that are designated as a “Credit Party”, General Electric Capital Corporation, a Delaware corporation (in its individual capacity, “GE Capital”), as Agent for the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually each a “Lender”) and for itself as a Lender (including as Swingline Lender) and such Lenders.

W I T N E S S E T H:

WHEREAS, the Borrower has requested, and the Lenders have agreed to make available to the Borrower, a revolving credit facility (including a letter of credit subfacility) upon and subject to the terms and conditions set forth in this Agreement to provide for working capital, capital expenditures and other general corporate purposes of the Borrower and its Subsidiaries;

WHEREAS, the Borrower desires to secure all of its Obligations under the Loan Documents by granting to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Property;

WHEREAS, GSE Holdings, Inc., f/k/a GEO Holdings Corp., a Delaware corporation that owns all of the Stock and Stock Equivalents of the Borrower (“Holdings”), is willing to guaranty all of the Obligations and to pledge to Agent, for the benefit of the Secured Parties, all of the Stock and Stock Equivalents of the Borrower and substantially all of its other Property to secure the Obligations; and

WHEREAS, subject to the terms hereof, each Subsidiary Guarantor is willing to guarantee all of the Obligations of the Borrower and to grant to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Property;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I
THE CREDITS

1.1 Amounts and Terms of Commitments.

(a) [Intentionally Omitted].

(b) The Revolving Credit.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Revolving Lender severally and not jointly agrees to make Loans to the Borrower (each such Loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Closing Date through the Final Availability Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Schedule 1.1(b) under the heading “Revolving Loan Commitments” (such amount, as the same may be reduced or increased from time to time in accordance with this Agreement, being referred to herein as such Revolving Lender’s “Revolving Loan Commitment”); provided, however, that, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Revolving Loan Balance.  Subject to the other terms and conditions hereof, amounts borrowed under this subsection 1.1(b) may be repaid (without premium or penalty except as, and to the extent, set forth in Section 10.4) and reborrowed from time to time.  The “Maximum Revolving Loan Balance” from time to time will equal (i) the Aggregate Revolving Loan Commitment then in effect less (ii) the sum of (I) the aggregate amount of Letter of Credit Obligations plus (II) the aggregate principal amount of outstanding Swing Loans plus (III) the Interest Reserve (after giving effect to any reduction thereof to the extent a requested Revolving Loan shall be utilized to pay interest for which the Interest Reserve has been established).  If at any time the then outstanding principal balance of Revolving Loans exceeds the Maximum Revolving Loan Balance, then the Borrower shall immediately prepay outstanding Revolving Loans in an amount sufficient to eliminate such excess.

(c) Letters of Credit.  (i) Conditions.  On the terms and subject to the conditions contained herein, the Borrower may request that one or more L/C Issuers Issue, in accordance with such L/C Issuers’ usual and customary business practices, and for the account of the Credit Parties, Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from the Closing Date through the earlier of (x) the Final Availability Date and (y) five (5) Business Days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that no L/C Issuer shall Issue any Letter of Credit during the continuance of any of the following after giving effect to such Issuance:

(A) (i) Availability would be less than zero, or (ii) the Letter of Credit Obligations for all Letters of Credit would exceed $1,000,000 (the “L/C Sublimit”);

(B) the expiration date of such Letter of Credit (i) is not a Business Day, (ii) is more than one year after the date of issuance thereof or (iii) is later than five (5) Business Days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its automatic renewal for additional periods not exceeding one year as long as (x) each of the Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor the Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (iii) above; or

(C) (i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such Letter of Credit is requested to be issued in a form that is not acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Borrower, the documents that such L/C Issuer generally uses in the Ordinary Course of Business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).

Furthermore, GE Capital as an L/C Issuer may elect only to issue Letters of Credit in its own name and may only issue Letters of Credit to the extent permitted by Requirements of Law, and such Letters of Credit may not be accepted by certain beneficiaries such as insurance companies.  For each Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letters of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from Agent, the Required Lenders or the Required Revolving Lenders that any condition precedent contained in Section 2.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.

Notwithstanding anything else to the contrary herein, if any Revolving Lender is a Non-Funding Lender or Impacted Lender, no L/C Issuer shall be obligated to Issue any Letter of Credit unless (w) the Non-Funding Lender or Impacted Lender has been replaced in accordance with Section 9.9 or 9.22, (x) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been cash collateralized in a manner reasonably acceptable to Agent and such L/C Issuer, (y) the Revolving Loan Commitments of the other Revolving Lenders have been increased by an amount sufficient to satisfy Agent that all future Letter of Credit Obligations will be covered by all Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders, or (z) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been reallocated to other Revolving Lenders in a manner consistent with subsection 1.11(e)(ii).

(ii) Notice of Issuance.  The Borrower shall give the relevant L/C Issuer and Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and Agent not later than 1:00 p.m. (Chicago time) on the third Business Day prior to the date of such requested Issuance.  Such notice shall be made in a writing or Electronic Transmission substantially in the form of Exhibit 1.1(c) duly completed or in a writing in any other form acceptable to such L/C Issuer (an “L/C Request”).

(iii) Reporting Obligations of L/C Issuers.  Each L/C Issuer agrees to provide Agent, in form and substance reasonably satisfactory to Agent, each of the following on the following dates:  (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by the Borrower of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment and Agent shall provide copies of such notices to each Revolving Lender reasonably promptly after receipt thereof; (B) upon the request of Agent (or any Revolving Lender through Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

(iv) Acquisition of Participations.  Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Commitment Percentage of such Letter of Credit Obligations.

(v) Reimbursement Obligations of the Borrower.  The Borrower agrees to pay to the L/C Issuer of any Letter of Credit, or to Agent for the benefit of such L/C Issuer, each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day after the Borrower receives notice from such L/C Issuer or from Agent that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest on the outstanding amount thereof computed as set forth in clause (A) below.  In the event that any L/C Reimbursement Obligation is not repaid by the Borrower as provided in this clause (v) (or any such payment by the Borrower is rescinded or set aside for any reason), such L/C Issuer shall promptly notify Agent of such failure (and, upon receipt of such notice, Agent shall notify each Revolving Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand by the Borrower with interest thereon computed (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans and (B) thereafter until payment in full, at the interest rate specified in subsection 1.3(c) to past due Revolving Loans that are Base Rate Loans (regardless of whether or not an election is made under such subsection).

(vi) Reimbursement Obligations of the Revolving Credit Lenders.

(1) Upon receipt of the notice described in clause (v) above from Agent, each Revolving Lender shall pay to Agent for the account of such L/C Issuer its Commitment Percentage of such Letter of Credit Obligations (as such amount may be increased pursuant to subsection 1.11(e)(ii)).

(2) By making any payment described in clause (1) above (other than during the continuation of an Event of Default under subsection 7.1(f) or 7.1(g)), such Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt thereof by Agent for the benefit of such L/C Issuer, the Borrower shall be deemed to have used in whole to repay such L/C Reimbursement Obligation.  Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Revolving Lender of its participation in the applicable Letter of Credit and the Letter of Credit Obligation in respect of the related L/C Reimbursement Obligations.  Such participation shall not otherwise be required to be funded.  Following receipt by any L/C Issuer of any payment from any Revolving Lender pursuant to this clause (vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay to Agent, for the benefit of such Revolving Lender, all amounts received by such L/C Issuer (or to the extent such amounts shall have been received by Agent for the benefit of such L/C Issuer, Agent shall promptly pay to such Lender all amounts received by Agent for the benefit of such L/C Issuer) with respect to such portion.

(vii) Obligations Absolute.  The obligations of the Borrower and the Revolving Lenders pursuant to clauses (iv), (v) and (vi) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Revolving Lender, (i) the failure of any condition precedent set forth in Section 2.2 to be satisfied (each of which conditions precedent the Revolving Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D) any other act or omission to act or delay of any kind of Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of any obligation of the Borrower or any Revolving Lender hereunder.  No provision hereof shall be deemed to waive or limit the Borrower’s right to seek repayment of any payment of any L/C Reimbursement Obligations from the L/C Issuer under the terms of the applicable L/C Reimbursement Agreement or applicable law.

(d) Swing Loans.  (i) Availability.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, the Swingline Lender may, in its sole discretion, make Loans (each a “Swing Loan”) available to the Borrower under the Revolving Loan Commitments from time to time on any Business Day during the period from the Closing Date through the Final Availability Date in an aggregate principal amount at any time outstanding not to exceed its Swingline Commitment; provided, however, that the Swingline Lender may not make any Swing Loan (x) to the extent that after giving effect to such Swing Loan, the aggregate principal amount of all Revolving Loans would exceed the Maximum Revolving Loan Balance and (y) during the period commencing on the first Business Day after it receives notice from Agent, the Required Lenders or the Required Revolving Lenders that one or more of the conditions precedent contained in Section 2.2 are not satisfied and ending when such conditions are satisfied or duly waived.  In connection with the making of any Swing Loan, the Swingline Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived.  Each Swing Loan shall be a Base Rate Loan and must be repaid as provided herein, but in any event must be repaid in full on the Revolving Termination Date.  Within the limits set forth in the first sentence of this clause (i), amounts of Swing Loans repaid may be reborrowed under this clause (i).

(ii) Borrowing Procedures.  In order to request a Swing Loan, the Borrower shall give to Agent a notice to be received not later than 1:00 p.m. (Chicago time) on the day of the proposed Borrowing, which shall be made (x) in a writing or in an Electronic Transmission substantially in the form of Exhibit 1.1(d) or in a writing in any other form acceptable to Agent duly completed (a “Swingline Request”) or (y) by telephone if confirmed promptly but, in any event, prior to such Borrowing, with such a Swingline Request.  In addition, if any Notice of Borrowing of Revolving Loans requests a Borrowing of Base Rate Loans, the Swingline Lender may, notwithstanding anything else to the contrary herein, make a Swing Loan to the Borrower in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan.  Agent shall promptly notify the Swingline Lender of the details of the requested Swing Loan.  Upon receipt of such notice and subject to the terms of this Agreement, the Swingline Lender may make a Swing Loan available to the Borrower by making the proceeds thereof available to Agent and, in turn, Agent shall make such proceeds available to the Borrower on the date set forth in the relevant Swingline Request or Notice of Borrowing.

(iii) Refinancing Swing Loans.

(1)  The Swingline Lender may at any time (and shall no less frequently than once each week) forward a demand to Agent (which Agent shall, upon receipt, forward to each Revolving Lender) that each Revolving Lender pay to Agent, for the account of the Swingline Lender, such Revolving Lender’s Commitment Percentage of the outstanding Swing Loans (as such amount may be increased pursuant to subsection 1.11(e)(ii)).

(2) Each Revolving Lender shall pay the amount owing by it to Agent for the account of the Swingline Lender on the Business Day following receipt of the notice or demand therefor.  Payments received by Agent after 1:00 p.m. Chicago time may, in Agent’s discretion, be deemed to be received on the next Business Day.  Upon receipt by Agent of such payment (other than during the continuation of any Event of Default under subsection 7.1(f) or 7.1(g)), such Revolving Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt of such payment by the Swingline Lender from Agent, the Borrower shall be deemed to have used in whole to refinance such Swing Loan.  In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under subsection 7.1(f) or 7.1(g), each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swing Loan in an amount equal to such Lender’s Commitment Percentage of such Swing Loan.  If any payment made by any Revolving Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Revolving Lender of such participation.  Such participation shall not be otherwise required to be funded.  Upon receipt by the Swingline Lender of any payment from any Revolving Lender pursuant to this clause (iii) with respect to any portion of any Swing Loan, the Swingline Lender shall promptly pay over to such Revolving Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) on account of such Swing Loan received by the Swingline Lender with respect to such portion.

(iv) Obligation to Fund Absolute.  Each Revolving Lender’s obligations pursuant to clause (iii) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Revolving Lender, any Affiliate thereof or any other Person may have against the Swingline Lender, Agent, any other Lender or L/C Issuer or any other Person, (B) the failure of any condition precedent set forth in Section 2.2 to be satisfied or the failure of the Borrower to deliver a Notice of Borrowing (each of which requirements the Revolving Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Credit Party.

1.2 Notes.

(a) The Revolving Loans made by each Revolving Lender shall be evidenced by this Agreement and, if requested by such Revolving Lender, a Revolving Note payable to such Revolving Lender in an amount equal to such Revolving Lender’s Revolving Loan Commitment.

(b) Swing Loans made by the Swingline Lender shall be evidenced by this Agreement and, if requested by such Lender, a Swingline Note in an amount equal to the Swingline Commitment.

1.3 Interest.

(a) Subject to subsections 1.3(c) and 1.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the LIBOR or the Base Rate, as the case may be, plus the Applicable Margin; provided Swing Loans may not be LIBOR Rate Loans.  Each determination of an interest rate by Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of demonstrable error.  All computations of fees and interest payable under this Agreement shall be made on the basis of a 360-day year (or 365/366- day year in the case of Base Rate Loans) and actual days elapsed.  Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to, but excluding, the last day thereof.

(b) Interest on each Loan shall be paid in arrears on each Interest Payment Date.  Interest shall also be paid on the Revolving Termination Date.

(c) (i) At the election of the Required Lenders with written notice thereof to be provided to the Borrower while any Non-Specified Event of Default exists, or (ii) automatically while any Specified Event of Default exists, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Loans from and after the date such written notice of such Non-Specified Event of Default is given (or automatically from and after the date any Specified Event of Default exists), until any such Event of Default shall have been cured or waived in accordance with the terms of this Agreement, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (plus the LIBOR or Base Rate, as the case may be).  All such interest shall be payable on demand of Agent or the Required Lenders.

(d) Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

1.4 Loan Accounts.

(a) Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding.  Agent shall deliver to the Borrower on a quarterly basis a loan statement setting forth such record for the immediately preceding calendar quarter.  Such record shall, absent demonstrable error, be presumptive evidence of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrower hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.

(b) Agent, acting as a non-fiduciary agent of the Borrower solely for U.S. Federal income tax purposes and solely with respect to the actions described in this subsection 1.4(b), shall establish and maintain at its address referred to in Section 9.2 (or at such other address as Agent may notify the Borrower) (A) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent, each Lender and each L/C Issuer in the Revolving Loans, Swing Loans, L/C Reimbursement Obligations and Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Loan, Letter of Credit, Letter of Credit Obligations and L/C Reimbursement Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, and for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid in respect of Letters of Credit and (6) any other payment received by Agent from the Borrower and its application to the Obligations.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and, in the case of Revolving Loans, the corresponding obligations to participate in Letter of Credit Obligations and Swing Loans) and the L/C Reimbursement Obligations are registered obligations and the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein.  This Section 1.4 and Section 9.9 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

(d) The Credit Parties, Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement.  Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrower, Agent, such Lender or such L/C Issuer during normal business hours and from time to time upon at least one Business Day’s prior notice.  No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by Agent.

1.5 Procedure for Revolving Credit Borrowing.

(a) Each Borrowing of a Revolving Loan shall be made upon the Borrower’s irrevocable (subject to Section 10.5) written notice delivered to Agent substantially in the form of a Notice of Borrowing or in a writing in any other form acceptable to Agent, which notice must be received by Agent prior to 1:00 p.m. (Chicago time) (i) on the date which is one (1) Business Day prior to the requested Borrowing date of each Base Rate Loan and (ii) on the day which is three (3) Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan.  Such Notice of Borrowing shall specify:

(i) the amount of the Borrowing (which shall be in an aggregate minimum principal amount of at least (x) $250,000 in the case of Base Rate Loans and (y) $1,000,000 in the case of LIBOR Rate Loans);

(ii) the requested Borrowing date, which shall be a Business Day;

(iii) whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans; and

(iv) if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Loans.

(b) Upon receipt of a Notice of Borrowing, Agent will promptly notify each Revolving Lender of such Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of the Borrowing.

(c) Unless Agent is otherwise directed in writing by the Borrower, the proceeds of each requested Borrowing after the Closing Date will be made available to the Borrower by Agent by wire transfer of such amount to the Borrower pursuant to the wire transfer instructions specified on the signature page hereto, as such wire transfer instructions may be updated from time to time by written notice from the Borrower to Agent.

1.6 Conversion and Continuation Elections.

(a) The Borrower shall have the option to (i) request that any Revolving Loan be made as a LIBOR Rate Loan, (ii) convert at any time all or any part of outstanding Loans (other than Swing Loans) from Base Rate Loans to LIBOR Rate Loans, (iii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 10.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period.  Any Loan or group of Loans under the same Tranche having the same proposed Interest Period to be made or continued as, or converted into, a LIBOR Rate Loan must be in a minimum amount of $1,000,000 in the case of Revolving Loans.  Any such election must be made by the Borrower by 1:00 p.m. (Chicago time) on the 3rd Business Day prior to (1) the date of any proposed Revolving Loan which is to bear interest at LIBOR, (2) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, or (3) the date on which the Borrower wishes to convert any Base Rate Loan to a LIBOR Rate Loan for an Interest Period designated by the Borrower in such election.  If no election is received with respect to a LIBOR Rate Loan by 1:00 p.m. (Chicago time) on the 3rd Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be converted to a Base Rate Loan at the end of its Interest Period.  The Borrower must make such election by notice to Agent in writing, including by Electronic Transmission (or by telephone, to be confirmed in writing on such day).  In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 1.6 or in a writing in any other form acceptable to Agent.  No Loan shall be made, converted into or continued as a LIBOR Rate Loan, if an Event of Default has occurred and is continuing unless, in the case of any Base Rate Loan that is to be converted into a LIBOR Rate Loan or any LIBOR Rate Loan that is to be continued as a LIBOR Rate Loan, the Required Lenders have determined to permit the conversion of any Base Rate Loan into, or the continuation of any LIBOR Rate Loan as, a LIBOR Rate Loan notwithstanding such Event of Default.  No Loan may be made as or converted into a LIBOR Rate Loan until the earlier of (i) five (5) Business Days after the Closing Date or (ii) completion of primary syndication of the Commitments as determined by Agent and the Arrangers (and the resulting addition of such Persons as Lenders hereunder).

(b) Upon receipt of a Notice of Conversion/Continuation, Agent will promptly notify each Lender thereof.  In addition, Agent will, with reasonable promptness, notify the Borrower and the Lenders of each determination of LIBOR; provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against Agent.  All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.

(c) Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than ten (10) different Interest Periods in effect at any one time.

1.7 Optional Prepayments.

(a) The Borrower may at any time upon at least one (1) Business Day’s (or such shorter period as is acceptable to Agent) prior written notice by the Borrower to Agent, prepay the Loans in whole or in part, in each instance, without penalty or premium except as provided in Section 10.4.

(b) The notice of any prepayment shall not thereafter be revocable by the Borrower (unless the making of such prepayment is conditioned upon the occurrence of an event) and Agent will promptly notify each Lender thereof and of such Lender’s Commitment Percentage of such prepayment.  The payment amount specified in such notice shall be due and payable on the date specified therein.  Together with each prepayment under this Section 1.7, the Borrower shall pay any amounts required pursuant to Section 10.4.

1.8 Mandatory Prepayments of Loans and Commitment Reductions.

(a) Revolving Loan.  The Borrower shall repay to the Revolving Lenders in full on the date specified in clause (a) of the definition of “Revolving Termination Date” the aggregate principal amount of the Revolving Loans and Swing Loans outstanding on the Revolving Termination Date.

(b) Issuance of Junior Capital. Subject to Section 4.17, immediately upon the receipt by any Credit Party or any Subsidiary of any Credit Party of the Net Issuance Proceeds of the issuance of Junior Capital, the Borrower shall deliver, or cause to be delivered, to Agent an amount equal to such Net Issuance Proceeds, for application to the Loans in accordance with subsection 1.8(c).

(c) Application of Prepayments.  Subject to subsection 1.10(c), (i) any prepayments of Loans pursuant to Section 1.8(a) shall be applied to prepay outstanding Revolving Loans, whereupon, the Revolving Loan Commitment of each Lender shall automatically and permanently be reduced by an amount equal to such Lender’s ratable share of the aggregate of principal repaid along with a permanent reduction of the Swingline Commitment and (ii) any prepayments of Loans pursuant to Section 1.8(b) shall be applied in accordance with Section 4.17.   Together with each prepayment under this Section 1.8, the Borrower shall pay any amounts required pursuant to Section 10.4.

(d) Mandatory Reduction of Revolving Loan Commitments.  Notwithstanding anything contained herein to the contrary, on September 30, 2013, the Borrower shall prepay all outstanding Revolving Loans in excess of $900,000, whereupon the Aggregate Revolving Loan Commitments of the Lenders shall be permanently and automatically reduced to $900,000.  Such reduction shall apply to each Lender’s Revolving Loan Commitment on a pro rata basis.

1.9 Fees.

(a) [Intentionally Omitted].

(b) Unused Commitment Fee.  The Borrower shall pay to Agent a fee (the “Unused Commitment Fee”) for the account of each Revolving Lender in an amount equal to:

(i) the average daily balance of the Revolving Loan Commitment of such Revolving Lender during the preceding calendar quarter, less

(ii) the sum of (x) the average daily balance of all Revolving Loans held by such Revolving Lender plus (y) the average daily amount of Letter of Credit Obligations held by such Revolving Lender, in each case, during the preceding calendar quarter,

(iii) multiplied by three quarters of one percent (0.75%) per annum.

The total Unused Commitment Fee paid by the Borrower will be equal to the sum of all of the Unused Commitment Fees due to the Lenders, subject to subsection 1.11(e)(vi).  Such fee shall be payable quarterly in arrears on the last day of the Fiscal Quarter ending September 30, 2013 and the last day of each Fiscal Quarter thereafter.  The Unused Commitment Fee provided in this subsection 1.9(b) shall accrue at all times from and after the execution and delivery of this Agreement.

(c) Letter of Credit Fee.  The Borrower agrees to pay to Agent for the ratable benefit of the Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to Agent or Lenders hereunder or fees otherwise paid by the Borrower, all reasonable costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each calendar quarter during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the average daily undrawn face amount of all Letters of Credit issued, guaranteed or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable Margin with respect to Revolving Loans which are LIBOR Rate Loans; provided, however, at the Required Revolving Lenders’ option, while a Non-Specified Event of Default exists (or automatically while a Specified Event of Default exists), such rate shall be increased by two percent (2.00%) per annum.  Such fee shall be paid to Agent for the benefit of the Revolving Lenders quarterly in arrears, on the first day of each calendar quarter and on the date on which all L/C Reimbursement Obligations have been discharged.  In addition, the Borrower shall pay to Agent, any L/C Issuer or any prospective L/C Issuer, as appropriate, promptly (and, in any event, within three (3) Business Days) after demand, such L/C Issuer’s or prospective L/C Issuer’s reasonable fees, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C Issuer or prospective L/C Issuer in respect of the application for, and the issuance, negotiation, acceptance, amendment, transfer and payment of, each Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

1.10 Payments by the Borrower.

(a) All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to Agent (or such other address as Agent may from time to time specify in accordance with Section 9.2), including payments utilizing the ACH system, and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than noon (Chicago time) on the date due.  Any payment which is received by Agent later than noon (Chicago time) may in Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.  The Borrower hereby authorizes Agent and each Revolving Lender to make a Revolving Loan (which shall be a Base Rate Loan and which may be a Swing Loan) to pay (i) interest, principal (including Swing Loans), L/C Reimbursement Obligations, agent fees, Unused Commitment Fees and Letter of Credit Fees, in each instance, on the date due, or (ii) after five (5) days’ prior notice to the Borrower, other fees, costs or expenses payable by the Borrower or any of its Subsidiaries hereunder or under the other Loan Documents; provided, that nothing in this subsection 1.10(a) shall be deemed to limit or impair the Borrower’s rights to dispute the Borrower’s or such Subsidiary’s obligation to pay fees, costs or expenses pursuant to this Agreement or the other Loan Documents.

(b) Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) During the continuance of an Event of Default and if either Agent is exercising any of its remedies under the terms of this Agreement or any of the Collateral Documents or any of the Obligations have been declared (or otherwise have become) due and payable as provided in Section 7.2, Agent may, and shall upon the direction of the Required Lenders, apply any and all payments received by Agent in respect of any Obligation in accordance with clauses first through sixth below.  Notwithstanding any provision herein to the contrary, all payments made by the Credit Parties to Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, shall be applied as follows:

first, to payment of costs and expenses, including Attorney Costs, of Agent payable or reimbursable by the Credit Parties under the Loan Documents;

second, to payment of Attorney Costs of the Lenders payable or reimbursable by the Borrower under this Agreement;

third, to payment of all accrued unpaid interest on the Obligations and fees owed to Agent, the Lenders and the L/C Issuers;

fourth, to payment of principal of the Obligations including, without limitation, L/C Reimbursement Obligations then due and payable and cash collateralization of unmatured L/C Reimbursement Obligations to the extent not then due and payable;

fifth, to payment of any other amounts owing constituting Obligations; and

sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above.

1.11 Payments by the Lenders to Agent; Settlement.

(a) Agent may, on behalf of Lenders, disburse funds to the Borrower for Loans requested.  Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Commitment Percentage of any Loan before Agent disburses same to the Borrower.  If Agent elects to require that each Lender make funds available to Agent prior to disbursement by Agent to the Borrower, Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of the Loan requested by the Borrower prior to 10:00 a.m. (Chicago time) on the scheduled Borrowing date applicable thereto, and each such Lender shall pay Agent such Lender’s Commitment Percentage of such requested Loan, in same day funds, by wire transfer to Agent’s account, as set forth on Agent’s signature page hereto, no later than noon (Chicago time) on such scheduled Borrowing date.  Nothing in this subsection 1.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 1.11, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Agent any Lender or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(b) At least once each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of principal, interest and fees paid for the benefit of Lenders with respect to each applicable Loan.  Agent shall pay to each Lender such Lender’s Commitment Percentage (except as otherwise provided in subsection 1.1(c)(vi) and subsection 1.11(e)(iv)) of principal, interest and fees paid by the Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it.  Such payments shall be made by wire transfer to such Lender) not later than 1:00 p.m. (Chicago time) on the next Business Day following each Settlement Date.

(c) Availability of Lender’s Commitment Percentage.  Agent may assume that each Revolving Lender will make its Commitment Percentage of each Revolving Loan available to Agent on each Borrowing date.  If such Commitment Percentage is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind.  If any Revolving Lender fails to pay the amount of its Commitment Percentage forthwith upon Agent’s demand, Agent shall promptly notify the Borrower and the Borrower shall immediately repay such amount to Agent.  Nothing in this subsection 1.11(c) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder.  Without limiting the provisions of subsection 1.11(b), to the extent that Agent advances funds to the Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance from the date such advance was made until reimbursed by the applicable Revolving Lender.

(d) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from the Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to the Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(e) Non-Funding Lenders.

(i) Responsibility.  The failure of any Non-Funding Lender to make any Revolving Loan, to fund any purchase of any participation to be made or funded by it, or to make any payment required by it hereunder on the date specified therefor shall not relieve any other Lender of its obligations to make such loan, fund the purchase of any such participation, or make any other payment required hereunder on such date, and neither Agent nor, other than as expressly set forth herein, any other Lender shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any other payment required hereunder.

(ii) Reallocation.  If any Revolving Lender is a Non-Funding Lender, all or a portion of such Non-Funding Lender’s Letter of Credit Obligations (unless such Lender is the L/C Issuer that issued such Letter of Credit) and reimbursement obligations with respect to Swing Loans shall, at Agent’s election at any time or upon any L/C Issuer’s or Swingline Lender’s, as applicable, written request delivered to Agent (whether before or after the occurrence of any Default or Event of Default), be reallocated to and assumed by the Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders pro rata in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment (calculated as if the Non-Funding Lender’s Commitment Percentage was reduced to zero and each other Revolving Lender’s (other than an Impacted Lender’s) Commitment Percentage had been increased proportionately), provided that no Revolving Lender shall be reallocated any such amounts or be required to fund any amounts that would cause the sum of its outstanding Revolving Loans, outstanding Letter of Credit Obligations, amounts of its participations in Swing Loans and its pro rata share of unparticipated amounts in Swing Loans to exceed its Revolving Loan Commitment.

(iii) Voting Rights.  Notwithstanding anything set forth herein to the contrary, including Section 9.1, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders”, “Required Revolving Lenders” or “Lenders directly affected” pursuant to Section 9.1) for any voting or consent rights under or with respect to any Loan Document, provided that (A) the Commitment of a Non-Funding Lender may not be increased, extended or reinstated, (B) the principal of a Non-Funding Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced, in each case, without the consent of such Non-Funding Lender.  Moreover, for the purposes of determining Required Lenders and Required Revolving Lenders, the Loans, Letter of Credit Obligations and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.

(iv) Borrower Payments to a Non-Funding Lender.  Agent shall be authorized to use all portions of any payments received by Agent for the benefit of any Non-Funding Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Secured Parties thereof.  Agent shall be entitled to hold as cash collateral in a non-interest bearing account up to an amount equal to such Non-Funding Lender’s pro rata share, without giving effect to any reallocation pursuant to subsection 1.11(e)(ii), of all Letter of Credit Obligations until the Obligations are paid in full (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) in cash, all Letter of Credit Obligations have been discharged or cash collateralized and all Commitments have been terminated.  Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender.  With respect to such Non-Funding Lender’s failure to fund Revolving Loans or purchase participations in Letters of Credit or Letter of Credit Obligations, any amounts applied by Agent to satisfy such funding shortfalls shall be deemed to constitute a Revolving Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing, the other Revolving Lenders shall be deemed to have sold, and such Non-Funding Lender shall be deemed to have purchased, Revolving Loans or Letter of Credit participation interests from the other Revolving Lenders until such time as the aggregate amount of the Revolving Loans and participations in Letters of Credit and Letter of Credit Obligations are held by the Revolving Lenders in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment.  Any amounts owing by a Non-Funding Lender to Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans.  In the event that Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (v) below or ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, Agent shall return the unused portion of such cash collateral to such Lender.  The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of (A) all unpaid obligations owing by such Lender to the Agent, L/C Issuers, Swingline Lender and other Lenders under the Loan Documents, including such Lender’s pro rata share of all Revolving Loans, Letter of Credit Obligations and Swing Loans, plus, without duplication, (B) all amounts of such Non-Funding Lender reallocated to other Lenders pursuant to subsection 1.11(e)(ii).

(v) Cure.  A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender fully pays to Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon.  Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.

(vi) Fees.  A Lender that is a Non-Funding Lender pursuant to clause (a) of the definition of Non-Funding Lender shall not earn and shall not be entitled to receive, and the Borrower shall not be required to pay, such Lender’s portion of the Unused Commitment Fee during the time such Lender is a Non-Funding Lender pursuant to clause (a) thereof.  In the event that any reallocation of Letter of Credit Obligations occurs pursuant to subsection 1.11(e)(ii), during the period of time that such reallocation remains in effect, the Letter of Credit Fee payable with respect to such reallocated portion shall be payable to (A) all Revolving Lenders (other than a Non-Funding Lender) based on their pro rata share of such reallocation or (B) to the L/C Issuer for any remaining portion not reallocated to any other Revolving Lenders.

(f) Procedures.  Agent is hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto.  Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion, on E-Systems.

ARTICLE II
CONDITIONS PRECEDENT

2.1 Conditions of Initial Loans.  The obligation of each Lender to make its initial Loans and of each L/C Issuer to Issue, or cause to be Issued, the initial Letters of Credit hereunder are subject to satisfaction of the following conditions (unless otherwise waived by the Lenders):

(a) Credit Agreement.  On the Closing Date, the Borrower and each other Credit Party shall have duly authorized, executed and delivered this Agreement, and this Agreement shall be in full force and effect.

(b) Intercompany Subordination Agreement.  On the Closing Date, each Credit Party and obligee or obligor with respect to any intercompany Indebtedness among Holdings and its Subsidiaries shall have duly authorized, executed and delivered the Intercompany Subordination Agreement, and the Intercompany Subordination Agreement shall be in full force and effect.

(c) Notes.  On or prior to the Closing Date, there shall have been delivered to Agent for the account of each of the Lenders that has requested same, the appropriate Revolving Note executed by the Borrower and, if requested by the Swingline Lender, the Swingline Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

(d) Corporate Documents.  Agent shall have received:

(i)  a certificate of the secretary or assistant secretary of each Credit Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organization Document of such Credit Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of such Credit Party authorizing the execution, delivery and performance of the Loan Documents to which such Credit Party is a party and, in the case of Borrower, the extensions of credit hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Credit Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate required by this clause (i)); and (ii) a certificate as to the good standing of each Credit Party (in so-called “long-form” if available) as of a recent date, from the Secretary of State of the state of such Credit Party’s organization.

(e) Officers’ Certificate.  Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, certifying that after giving effect to the funding of any initial Revolving Loan on the Closing Date (and also immediately prior thereto in the case of clause (iii) below), (i) no Default or Event of Default exists, (ii) all representations and warranties of each Credit Party set forth in the Loan Documents are true and correct in all material respects (without duplication of any materially qualifier contained therein) and (iii) the conditions contained in subsections 2.1(j) and (k) have been satisfied.

(f) Amendment to Existing Credit Agreement.  Agent shall have received a duly executed Sixth Amendment to the Existing Credit Agreement, in form and substance acceptable to Agent.

(g) Intentionally Omitted.

(h) Opinions of Counsel.  Agent shall have received, on behalf of itself, the Lenders and the L/C Issuers, a written opinion of Kirkland & Ellis LLP, special counsel for the Credit Parties (A) dated the Closing Date, (B) addressed to Agent, the L/C Issuers and the Lenders, (C) covering such matters as Agent or any Arranger shall reasonably request and (D) in form and substance reasonably satisfactory to Agent and each Arranger.

(i) Solvency Certificate.  Agent shall have received a solvency certificate, dated the Closing Date, signed by the chief financial officer of Borrower and in form and substance reasonably satisfactory to Agent and each Arranger.

(j) Adverse Change, Approvals.  (i) Since December 31, 2012, nothing shall have occurred which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

(ii) On or prior to the Closing Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Transactions, the other transactions contemplated hereby and the granting of Liens under the Loan Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transactions or the other transactions contemplated by the Loan Documents or otherwise referred to herein or therein.  On the Closing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transactions or the other transactions contemplated by the Loan Documents or otherwise referred to herein or therein.

(k) Litigation.  On the Closing Date, there shall be no actions, suits, investigations or proceedings pending or threatened which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(l) Guaranty and Security Agreement.  On the Closing Date, each Credit Party shall have duly authorized, executed and delivered the Guaranty and Security Agreement covering all of such Credit Party’s Security Agreement Collateral, together with:

(i) subject to subsection 9.26(b), all certificated Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(ii) UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the reasonable opinion of Agent or any Arranger, desirable to perfect the Liens created, or purported to be created, by the Guaranty and Security Agreement; and

(iii) copies, each as of a recent date, of (x) United States Patent and Trademark Office and United States Copyright Office searches with respect to each Credit Party and, (y) UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches listing all effective lien notices or comparable documents that name any Credit Party as debtor and that are filed in the state and county jurisdictions in which any Credit Party is organized or maintains its principal place of business.

(m) Intercreditor Agreement.  On the Closing Date, each Credit Party, Agent and Existing Agent shall have duly authorized, executed and delivered the Intercreditor Agreement and the Intercreditor Agreement shall be in full force and effect.

(n) Insurance.  Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 4.6 and the applicable provisions of the Collateral Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonable satisfactory to Agent and each Arranger.

(o) Availability.  Not more than $3,000,000 in the aggregate of Revolving Loans and Swing Loans shall be advanced on the Closing Date.

(p) Fees, etc.  On the Closing Date, the Borrower shall have paid to (i) each Lender with a Revolving Loan Commitment on the Closing Date, an upfront fee equal to one half of one percent (0.50%)of such Lender’s Revolving Loan Commitment in effect on such date and (ii) Agent and each Arranger all fees and all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable legal fees and expenses) and other compensation contemplated hereby payable to Agent and each Arranger to the extent then due.

(q) Patriot Act.  On or prior to the Closing Date, Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case to the extent requested in writing at least five (5) Business Days prior to the Closing Date.

2.2 Conditions to All Borrowings.  Except as otherwise expressly provided herein, the obligation of each Lender to make Loans (including Loans made on the Closing Date), and the obligation of each L/C Issuer to Issue Letters of Credit (including Letters of Credit Issued on the Closing Date), are subject, at the time of the making of such Loans and the Issuance of such Letters of Credit, to the satisfaction of the following conditions:

(a) all representations and warranties by any Credit Party contained herein or in any other Loan Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such date and also after giving effect to the making of such Loans and the Issuance of such Letters of Credit, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date);

(b) no Default or Event of Default shall have occurred and be continuing or would exist after giving effect to the proposed Loan or the Issuance of the proposed Letter of Credit;

(c) prior to the making of each Revolving Loan (other than a Revolving Loan made pursuant to subsection 1.1(d)(iii)), Agent shall have received a Notice of Borrowing meeting the requirements of subsection 1.5(a).  Prior to the making of each Swing Loan, the Swingline Lender shall have received the Swingline Request pursuant to subsection 1.1(d) and the Swingline Lender shall have agreed, in its sole discretion, to make the Swing Loan requested thereby;

(d) prior to the Issuance of each Letter of Credit, Agent and the respective L/C Issuer shall have received an L/C Request meeting the requirements of subsection 1.1(c)(ii); and

(e) after giving effect to any Loan and the contemporaneous uses of the proceeds thereof, the Credit Parties’ cash and Cash Equivalents shall not exceed $3,000,000.

The request by the Borrower and acceptance by the Borrower of the proceeds of any Loan or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by the Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of Agent’s Liens, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

The Credit Parties, jointly and severally, represent and warrant to Agent and each Lender that the following are, and after giving effect to the Transactions will be, true, correct and complete:

3.1 Corporate Existence and Power.  Each Credit Party and each of their respective Subsidiaries:

(a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b) has the power and authority and all governmental licenses, authorizations, Permits, consents and approvals to own its assets, carry on its business and execute, deliver, and perform its obligations under, the Loan Documents to which it is a party;

(c) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing (to the extent applicable with respect to the subject jurisdiction), under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d) is in compliance with all Requirements of Law;

except, in each case referred to in clause (b) (other than as it relates to the execution, delivery and performance of the Loan Documents), (c) or (d) above, to the extent that the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.2 Corporate Authorization; No Contravention.  The execution, delivery and performance by each of the Credit Parties of this Agreement and by each Credit Party and each Subsidiary thereof of any other Loan Document to which such Credit Party or Subsidiary is party have been duly authorized by all necessary action, and do not and will not:

(a) contravene the terms of any of that Person’s Organization Documents;

(b) conflict with or result in any breach or contravention of, or result in the creation of any Lien (other than the obligation to create and maintain Liens on the Collateral pursuant to the Existing Indebtedness Documents) under, any document evidencing any material Contractual Obligation to which such Person is a party or any material order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

(c) violate any material Requirement of Law in any material respect.

3.3 Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Loan Document to which such Credit Party or any Subsidiary thereof is a party except (a) for recordings and filings in connection with the Liens granted to Agent under the Collateral Documents and the release of existing Liens, (b) those obtained or made on or prior to the Closing Date or in the Ordinary Course of Business thereafter as may be necessary to comply with such Credit Party’s or Subsidiary’s obligations under Sections 4.8 and 4.13, and (c) as may be required in connection with the disposition of any portion of the Pledged Collateral (as defined in the Guaranty and Security Agreement) by laws affecting the offering and sale of securities (including, but not limited to, membership interests in a limited liability company) generally.

3.4 Binding Effect.  This Agreement and each other Loan Document to which any Credit Party or any Subsidiary thereof is a party constitute the legal, valid and binding obligations of each such Credit Party or Subsidiary which is a party thereto, enforceable against such Credit Party or Subsidiary in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

3.5 Litigation.  There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Credit Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Subsidiary of any Credit Party or any of their respective Properties which:

(a) purport to pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b) could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

3.6 No Default.  No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of Agent’s Liens on the Collateral.

3.7 ERISA Compliance.  Except as could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect, each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code so qualifies.  Except as could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect:  (i) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law; (ii) there are no existing or pending (or to the knowledge of any Credit Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party incurs or otherwise has or could reasonably be expected to have an obligation or any Liability and (iii) no ERISA Event has occurred or is reasonably expected to occur.  There exists no Unfunded Pension Liability with respect to any Title IV Plan, except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.8 Use of Proceeds; Margin Regulations.  The proceeds of the Loans and the Letters of Credit are intended to be and shall be used solely for the purposes set forth in and permitted by Section 4.10, and are intended to be and shall be used in compliance with Section 5.7.  No Credit Party and no Subsidiary of any Credit Party is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.  Neither the proceeds of the Loans nor any Letter of Credit shall be used for the purpose of purchasing or carrying Margin Stock.  As of the Closing Date, except as set forth on Schedule 3.8, no Credit Party and no Subsidiary of any Credit Party owns any Margin Stock.

3.9 Title to Properties.  As of the Closing Date, the Real Estate listed in Schedule 3.9 constitutes all of the Real Estate of each Credit Party and each of their respective Subsidiaries.  Each of the Credit Parties and each of their respective Subsidiaries has good and marketable title in fee simple to, or valid leasehold interests in, all material Real Estate, and good and valid title to all material owned personal property and valid leasehold interests in all material leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses and where the failure to have such title or other interest would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  None of the Property of any Credit Party or any Subsidiary of any Credit Party is subject to any Liens other than Permitted Liens.  All material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

3.10 Taxes.  All federal and material state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all material taxes, assessments and other governmental charges and impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP.  As of the Closing Date, no Tax Return is under audit or examination by any Governmental Authority and no notice of any audit or examination or any assertion of any material claim for Taxes has been given or made by any Governmental Authority.

3.11 Financial Condition.

(a) Each of (i) the audited consolidated balance sheet of Holdings and its Subsidiaries dated December 31, 2012, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Year ended on that date and (ii) the unaudited interim consolidated balance sheet of Holdings and its Subsidiaries dated June 30, 2013 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the three (3) fiscal months then ended:

(i) were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(ii) present fairly in all material respects the consolidated financial condition of Holdings and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b) The pro forma unaudited consolidated balance sheet of Holdings and its Subsidiaries dated June 30, 2013 delivered to Agent and each Arranger prior to the Closing Date was prepared by Holdings giving pro forma effect to the funding of the Loans and the Transactions, was based on the unaudited consolidated balance sheet of Holdings and its Subsidiaries dated June 30, 2013, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in a manner consistent with GAAP.

(c) Since December 31, 2012, there has been no Material Adverse Effect.

(d) The Credit Parties and their Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 5.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.8.

(e) All financial performance projections delivered to Agent and each Arranger, including the financial performance projections delivered prior to the Closing Date, represent Holdings’ and the Borrower’s best good faith estimate of future financial performance and are based on assumptions believed by Holdings and the Borrower to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material.

3.12 Environmental Matters.  Except as could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect, (a) the operations of each Credit Party and each Subsidiary of each Credit Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Credit Party and no Subsidiary of any Credit Party is party to, and no Credit Party and no Subsidiary of any Credit Party and no Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Credit Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any Real Estate of any Credit Party or any Subsidiary of any Credit Party and, to the knowledge of any Credit Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such Real Estate, (d) no Credit Party and no Subsidiary of any Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate, (e) all Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Credit Party and each Subsidiary of each Credit Party is free of contamination by any Hazardous Materials and (f) no Credit Party and no Subsidiary of any Credit Party (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations in violation of any Environmental Law or (ii) knows of any facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) or similar Environmental Laws.  The representations and warranties contained in this Section 3.12 are the sole and exclusive representations and warranties of each Credit Party and each Subsidiary with respect to any Environmental Laws and Hazardous Materials.

3.13 Regulated Entities.  None of any Credit Party, any Person controlling any Credit Party, or any Subsidiary of any Credit Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its Obligations under the Loan Documents.

3.14 Solvency.  Both before and after giving effect to (a) the Loans made and Letters of Credit Issued on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans to or as directed by the Borrower, (c) the consummation of the Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, both the Credit Parties taken as a whole and the Borrower individually are Solvent.

3.15 Labor Relations.  There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened in writing) against or involving any Credit Party or any Subsidiary of any Credit Party, except for those that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.15, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Subsidiary of any Credit Party, (b) to the knowledge of any Credit Party, no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Subsidiary of any Credit Party and (c) to the knowledge of any Credit Party, no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Subsidiary of any Credit Party.

3.16 Intellectual Property.  Each Credit Party and each Subsidiary of each Credit Party owns, or is licensed to use, all Intellectual Property used in the conduct of its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  To the knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party and each Subsidiary of each Credit Party does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Credit Party or any Subsidiary of any Credit Party in, or relating to, any Intellectual Property owned or otherwise used by any Credit Party or any Subsidiary of any Credit Party, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.17 Brokers’ Fees; Transaction Fees.  Except for fees payable to Agent, each Arranger and the Lenders, none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

3.18 Insurance.  Each of the Credit Parties and each of their respective Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where such Person operates.  A true and complete listing of such insurance, including issuers, coverages and deductibles, has been provided to Agent.

3.19 Ventures, Subsidiaries and Affiliates; Outstanding Stock.  Except as set forth in Schedule 3.19, as of the Closing Date, no Credit Party and no Subsidiary of any Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person (it being understood that the Credit Parties shall be permitted to enter into such joint ventures or partnerships after the Closing Date as permitted under Section 5.4).  All issued and outstanding Stock and Stock Equivalents of each of the Credit Parties and each of their respective Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than, with respect to the Stock and Stock Equivalents of the Borrower and Subsidiaries of the Borrower, those (x) in favor of Agent, for the benefit of the Secured Parties and (y) subject to the terms of the Intercreditor Agreement, in favor of Existing Agent for the benefit of itself and the Existing Lenders.  All of the issued and outstanding Stock of each Credit Party (other than Holdings), each Subsidiary of each Credit Party and, as of the Closing Date, Holdings is owned by each of the Persons and in the amounts set forth in Schedule 3.19.  Except as set forth in Schedule 3.19 and for rights, options, warrants or similar rights to purchase shares of Stock and Stock Equivalents of Holdings permitted to be issued by Holdings hereunder, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party or any Subsidiary thereof may be required to issue, sell, repurchase or redeem any of its Stock or Stock Equivalents.  Set forth in Schedule 3.19 is a true and complete organizational chart of Holdings and all of its Subsidiaries as of the Closing Date.

3.20 Jurisdiction of Organization; Chief Executive Office.  Schedule 3.20 lists each Credit Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Credit Party’s chief executive office or sole place of business, in each case as of the Closing Date.

3.21 Deposit Accounts and Other Accounts.  Schedule 3.21 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, and such Schedule correctly identifies the name and address of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.22 Status of Holdings.  Holdings has not engaged (and does not engage) in any business activities and does not own any Property other than (i) ownership of the Stock and Stock Equivalents of the Borrower, (ii) activities and contractual rights incidental to maintenance of its corporate existence and (iii) performance of its obligations under the Loan Documents and the Existing Indebtedness Documents to which it is a party.

3.23 Collateral Documents.  Each Collateral Document is effective to create in favor of Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral and when (i) financing statements and other filings in appropriate form are filed in the appropriate offices and (ii) upon the taking of possession or control by Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to Agent to the extent possession or control by Agent is required by the respective Collateral Document), the Liens created by each Collateral Document shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties thereunder in the Collateral, in each case subject to no Liens other than Permitted Liens.

3.24 Full Disclosure.  None of the representations or warranties made by any Credit Party or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate (other than any statement which constitutes projections, forward looking statements, budgets, estimates or general market data) furnished by or on behalf of any Credit Party or any of their Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to Agent or any of the Arrangers prior to the Closing Date, and, in such case, as supplemented prior to the Closing Date and excluding information of a general or industry specific nature), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered, it being acknowledged and agreed by Agent and the Lenders that, to the extent included in any of the foregoing, projections, budgets, forward looking statements or estimates as to future events are inherently uncertain and are not to be viewed as facts and that the actual results during the period or periods covered by such projections, budgets, forward looking statements or estimates may materially differ from the projected results.

3.25 Foreign Assets Control Regulations and Anti-Money Laundering.  Each Credit Party and each Subsidiary of each Credit Party is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it.  No Credit Party and no Subsidiary or Affiliate of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

3.26 Patriot Act.  The Credit Parties, each of their Subsidiaries and each of their Affiliates are in compliance in all material respects with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.  No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

ARTICLE IV
AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than (i) contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted and (ii) Letter of Credit Obligations that remain collateralized in the manner set forth in Section 7.4) shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

4.1 Financial Statements.  Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that monthly and quarterly financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments).  The Borrower shall deliver to Agent by Electronic Transmission:

(a) as soon as available, but not later than ninety (90) days after the end of each Fiscal Year, a copy of the audited consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the report of any “Big Four” or other nationally-recognized independent public accounting firm reasonably acceptable to Agent or any other independent public accounting firm (if not a “Big Four” or other nationally-recognized independent public accounting firm) acceptable to Agent in its sole discretion (it being agreed that, as of the Closing Date, BDO Seidman, LLP is acceptable to Agent) which report shall (i) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for such year to year inconsistencies as may arise due to a change in GAAP permitted hereunder) and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status; provided that it shall not be a violation of this clause (a) if the audit and opinion accompanying the financial statements for any Fiscal Year ending on or after December 31, 2015 is subject to a “going concern” or like qualification solely as a result of the respective Maturity Date being scheduled to occur within twelve months from the date of such audit and opinion);

(b) as soon as available, but not later than forty-five (45) days after the end of each Fiscal Quarter in each Fiscal Year, a copy of the unaudited consolidated balance sheet of Holdings and its Subsidiaries, and the related consolidated statements of income, shareholders’ equity and cash flows as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended, all certified on behalf of the Borrower by an appropriate Responsible Officer of the Borrower as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Holdings and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures; and

(c) as soon as available, but not later than thirty (30) days after the end of each fiscal month (other than the last fiscal month of any Fiscal Quarter), a copy of the unaudited consolidated balance sheet of Holdings and its Subsidiaries, and the related consolidated statements of income, shareholders’ equity and cash flows as of the end of such fiscal month and for the portion of the Fiscal Year then ended, all certified on behalf of the Borrower by an appropriate Responsible Officer of the Borrower as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Holdings and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.

4.2 Certificates; Other Information.  The Borrower shall furnish to Agent by Electronic Transmission:

(a) together with each delivery of financial statements pursuant to (i) subsections 4.1(a) and 4.1(b), a management discussion and analysis report, in reasonable detail, signed by a Responsible Officer of the Borrower, describing the operations and financial condition of the Credit Parties and their Subsidiaries for the Fiscal Quarter and the portion of the Fiscal Year then ended (or for the Fiscal Year then ended in the case of annual financial statements), and (ii) subsections 4.1(a), 4.1(b) and 4.1(c), a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent projections for the current Fiscal Year delivered pursuant to subsection 4.2(d) and discussing the reasons for any significant variations;

(b) concurrently with the delivery of the financial statements referred to in subsections 4.1(a), 4.1(b) and, solely to the extent necessary to calculate the Total Leverage Ratio as and to the extent required by Section 6.2, 4.1(c), a fully and properly completed Compliance Certificate in the form of Exhibit 4.2(b), certified on behalf of the Borrower by a Responsible Officer of the Borrower;

(c) as soon as available and in any event no later than forty-five (45) days after the first day of each Fiscal Year, projections of the Credit Parties (and their Subsidiaries’) consolidated financial performance for such Fiscal Year on a month by month basis (it being understood by Agent and the Lenders that the results of such projections are inherently uncertain and are not to be viewed as facts and that the actual results may be materially different from the projected results);

(d) promptly upon receipt thereof, copies of any reports submitted by the certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants, including any comment letters submitted by such accountants to management of any Credit Party in connection with their services;

(e) from time to time, if Agent determines in its reasonable discretion that obtaining appraisals is necessary in order for Agent or any Lender to comply with applicable laws or regulations (including any appraisals required to comply with FIRREA), and at any time if an Event of Default shall have occurred and be continuing, Agent may, or may require the Borrower to, in either case at the Borrower’s expense, obtain appraisals in form and from appraisers reasonably satisfactory to Agent stating the then current fair market value of all or any portion of the personal property of any Credit Party or any Subsidiary of any Credit Party and the fair market value or such other value as reasonably determined by Agent (for example, replacement cost for purposes of Flood Insurance) of any Real Estate of any Credit Party or any Subsidiary of any Credit Party;

(f) promptly following Agent’s or any Lender’s request therefor, all documentation and other information that Agent or such Lender reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;

(g) promptly, such additional business, financial, corporate affairs and other information (excluding (x) confidential information that is subject to a binding confidentiality agreement with a third party that is neither any Affiliate of Holdings nor a Secured Party in its capacity as such and (y) information that is subject to an attorney-client privilege with Holdings or any of its Subsidiaries and the disclosure of which would nullify such privilege) as Agent may from time to time reasonably request on its own behalf or on behalf of the request of any Lender and

(h) on a weekly basis, commencing with the first Monday following the Closing Date and continuing on each Monday thereafter until the Required Leverage Date, a thirteen (13) week cash flow forecast for the thirteen (13) week period comprised of the most recent week ended prior to such Monday and the immediately succeeding twelve (12) weeks thereafter.

4.3 Notices.  The Borrower shall notify promptly Agent of each of the following (and in no event later than three (3) Business Days after a Responsible Officer becoming aware thereof):

(a) the occurrence or existence of any Default or Event of Default;

(b) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority which could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

(c) the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any Subsidiary of any Credit Party (i) which, if adversely determined, could reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect, or (ii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document;

(d) (i) the receipt by any Credit Party or any Subsidiary thereof of any notice of violation of or potential liability or similar notice under Environmental Law, (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liability under any Environmental Law which in the case of clauses (i) and (ii) (A), (B) and (C) above, either individually or in the aggregate for all such clauses, could reasonably be expected to result in a Material Adverse Effect, (iii) the receipt by any Credit Party of notification that any Real Estate of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Real Estate, if such acquisition or lease could reasonably be expected to result in a Material Adverse Effect;

(e) (i) any filing by any ERISA Affiliate of any notice of any reportable event under Section 4043 of ERISA or intent to terminate any Title IV Plan if a Responsible Officer knows of such filing or intent and a material liability to a Credit Party could reasonably be expected to result, (ii) the filing of a request for a minimum funding waiver under Section 412 of the Code by an ERISA Affiliate with respect to any Title IV Plan if a Responsible Officer knows of such filing and a material liability to a Credit Party could reasonably be expected to result, (iii) the occurrence of an ERISA Event and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto if a Responsible Officer knows of the occurrence of such ERISA Event and a material liability to a Credit Party could reasonably be expected to result, and (iv) promptly, and in any event within thirty (30) days, after there has been a material increase in Unfunded Pension Liabilities (taking into account only Title IV Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, if a Responsible Officer knows of such increase and a material liability to a Credit Party could reasonably be expected to result;

(f) any Material Adverse Effect subsequent to December 31, 2010;

(g) any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary of any Credit Party;

(h) any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party or any Subsidiary of any Credit Party if the same could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(i) the creation, establishment or acquisition of any Subsidiary or the issuance by or to any Credit Party of any Stock or Stock Equivalent (other than issuances by Holdings of Stock or Stock Equivalents not requiring a mandatory prepayment hereunder).

Each notice pursuant to this Section shall be in electronic form accompanied by a statement by a Responsible Officer on behalf of the Borrower, setting forth reasonable details of the occurrence referred to therein, and stating what action the Borrower or other Person proposes to take with respect thereto and at what time.  Each notice under subsection 4.3(a) shall describe with particularity the condition causing such Default or Event of Default.

4.4 Preservation of Corporate Existence, Etc.  Each Credit Party shall, and shall cause each of its Subsidiaries to:

(a) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except, with respect to the Borrower’s Subsidiaries, in connection with transactions permitted by Section 5.3;

(b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 5.3 and sales of assets permitted by Section 5.2 and except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(c) preserve or renew all of its registered Trademarks and all other Intellectual Property, the non-preservation of which in the reasonable business judgment of such Credit Party could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(d) conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its IP Licenses.

4.5 Maintenance of Property.  Except for Intellectual Property owned by any Credit Party or any of its Subsidiaries, each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear, casualty and condemnation (subject to the applicable Credit Party’s obligation to repair or restore the asset) excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6 Insurance.

(a) Each Credit Party shall, and shall cause each of its Subsidiaries to, (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of the Credit Parties and such Subsidiaries (including policies of life, fire, theft, product liability, public liability, Flood Insurance, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrower) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Credit Parties and (ii) cause all such insurance relating to any property or business of any Credit Party to name Agent as additional insured or loss payee, as appropriate.  All policies of insurance on real and personal property of the Credit Parties will contain an endorsement, in form and substance reasonably acceptable to Agent, showing loss payable to Agent (Form CP 1218 or equivalent) and extra expense and business interruption endorsements.  Unless otherwise agreed to by Agent (such agreement not to be unreasonably withheld or delayed), with respect to such endorsement, or an independent instrument furnished to Agent, the Credit Parties will use commercially reasonable efforts to cause insurers to give Agent at least thirty (30) days’ prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Credit Parties or any other Person shall affect the right of Agent to recover under such policy or policies of insurance in case of loss or damage.  Each Credit Party shall direct all present and future insurers under its “All Risk” policies of property insurance to pay all proceeds payable thereunder directly to Agent (and Agent agrees that, if no Event of Default shall have then occurred and be continuing, it shall provide any necessary endorsement to any check or other instrument representing payment of insurance proceeds such that the Borrower may reinvest the proceeds thereof).  If any insurance proceeds are paid by check, draft or other instrument payable to any Credit Party and Agent jointly, Agent may endorse such Credit Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash (and Agent agrees that, if no Event of Default shall have then occurred and be continuing, it shall provide any necessary endorsement to any check or other instrument representing payment of insurance proceeds such that Borrower may reinvest the proceeds thereof).  Agent reserves the right at any time, upon review of each Credit Party’s risk profile, to require additional forms and limits of insurance.  Notwithstanding the requirement in subsection (i) above, Federal Flood Insurance shall not be required for (x) Real Estate not located in a Special Flood Hazard Area, or (y) Real Estate located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.

(b) Unless the Credit Parties provide Agent with evidence of the insurance coverage required by this Agreement, Agent may, upon one (1) Business Day’s prior notice to the Borrower, purchase insurance at the Credit Parties’ expense to protect Agent’s and Lenders’ interests, including interests in the Credit Parties’ and their Subsidiaries’ properties.  This insurance may, but need not, protect the Credit Parties’ and their Subsidiaries’ interests.  The coverage that Agent purchases may not pay any claim that any Credit Party or any Subsidiary of any Credit Party makes or any claim that is made against such Credit Party or any Subsidiary in connection with said Property.  The Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that there has been obtained insurance as required by this Agreement (and, to the extent the Borrower has complied with the provisions of this sentence and are entitled to cancel any such insurance obtained by Agent, Agent agrees, to the extent necessary, to promptly cancel such insurance at the written direction of the Borrower).  If Agent purchases insurance, the Credit Parties will be responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance.  The costs of the insurance shall be added to the Obligations.  The costs of the insurance may be more than the cost of insurance the Borrower may be able to obtain on its own.

4.7 Payment of Obligations.  Each Credit Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed:

(a) all material tax liabilities, assessments and governmental charges or levies upon it or its Property, unless the same are immaterial or are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;

(b) all material lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person; and

(c) payments to the extent necessary to avoid the imposition of a Lien with respect to, or the involuntary termination of, any underfunded Benefit Plan.

4.8 Compliance with Laws.  Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.9 Inspection of Property and Books and Records; Annual Meetings.  (a) Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person.  Each Credit Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice from Agent (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof) permit officers and designated representatives of Agent, at the Borrower’s expense, to visit and inspect, under guidance of officers of such Credit Party or such Subsidiary, any of the properties of such Credit Party or such Subsidiary, and to examine the books of account of such Credit Party or such Subsidiary and discuss the affairs, finances and accounts of such Credit Party or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants (provided that the Borrower shall have an opportunity to be present for any discussions with its independent accountants), all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as Agent may reasonably request; provided, the Borrower shall only be obligated to reimburse Agent for expenses incurred by Agent in connection with one (1) such visit, inspection, examination and discussion by Agent in any Fiscal Year or more frequently if an Event of Default has occurred and is continuing.  Any Lender may accompany Agent or its Related Persons in connection with any such visit, inspection, examination and discussion at such Lender’s expense.

(b) At a date to be mutually agreed upon between Agent and the Borrower occurring on or prior to the 120th day after the close of each Fiscal Year, the Borrower will, at the request of Agent, hold a meeting with all of the Lenders (which may be by way of teleconference) at which meeting will be reviewed the financial results of Holdings and its Subsidiaries for the previous Fiscal Year and the budgets presented for the current Fiscal Year of Holdings.

4.10 Use of Proceeds.  (a) The Borrower shall use the proceeds of the Revolving Loans and Swing Loans for working capital, capital expenditures and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement; provided, however, proceeds of Swing Loans may not be used to repay then outstanding Swing Loans.

(b) The Borrower shall not issue any Letter of Credit to support obligations of Holdings or any of its Subsidiaries in respect of any Subordinated Indebtedness or Stock or Stock Equivalents.

4.11 Landlord Agreements.  Subject to Section 9.26, each Credit Party shall use commercially reasonable efforts to obtain a landlord agreement or bailee waivers, as applicable, from the lessor of each leased property or bailee in possession of any Collateral with respect to each location where any Collateral with a Fair Market Value of $1,000,000 or more is stored or located, which agreement shall be reasonably satisfactory in form and substance to Agent.

4.12 Further Assurances.

(a) Each Credit Party shall ensure that all written information, exhibits and reports furnished to Agent or the Lenders (excluding information of a general or industry specific nature) do not and will not contain any untrue statement of a material fact (provided, to the extent any such information, exhibits or reports contain projections, budgets, forward looking statements or estimates Agent and the Lenders acknowledge and agree that projections, budgets, forward looking statements or estimates as to future events are inherently uncertain and are not to be viewed as facts and that the actual results during the period or periods covered by such projections, budgets, forward looking statements or estimates may materially differ from the projected results) and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein taken as a whole not materially misleading in light of the circumstances in which made, and will promptly disclose to Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b) Promptly upon written request by Agent, the Credit Parties shall (and, subject to the limitations hereinafter set forth, shall cause each of their Subsidiaries (other than Excluded Subsidiaries) to) take such additional actions and execute such documents as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents (subject to any limitations in the Collateral Documents), (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents (subject to any limitations in the Collateral Documents) and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document (subject to any limitations in the Loan Documents).  Without limiting the generality of the foregoing and except as otherwise approved in writing by the Required Lenders, the Credit Parties shall cause each of their Wholly-Owned Domestic Subsidiaries (other than Excluded Subsidiaries) to guaranty the Obligations and to cause each such Wholly-Owned Domestic Subsidiary to grant to Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations hereinafter set forth and in the Guarantee and Security Agreement, all of such Wholly-Owned Domestic Subsidiary’s Property to secure such guaranty (it being understood that no CFC shall be required to guaranty the Obligations or grant a security interest in its Property).  Furthermore and except as otherwise approved in writing by the Required Lenders, each Credit Party shall, and shall cause each of its Wholly-Owned Domestic Subsidiaries (other than Excluded Subsidiaries) to, (x) pledge all of the Stock and Stock Equivalents of each of its Domestic Subsidiaries (other than Excluded Subsidiaries of the type described in clause (v) of the definition thereof) and (y) (I) pledge sixty-five percent (65%) of the outstanding voting Stock and Stock Equivalents of each First-Tier Foreign Subsidiary and each Excluded Subsidiary of the type described in clause (v) of the definition thereof and (II) one hundred percent (100%) of the outstanding non-voting Stock and Stock Equivalents of each First-Tier Foreign Subsidiary and each Excluded Subsidiary of the type described in clause (v) of the definition thereof, in each instance, to Agent, for the benefit of the Secured Parties, to secure the Obligations.  In connection with each pledge of Stock and Stock Equivalents, the Credit Parties shall deliver, or cause to be delivered, to Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank.  In the event (i) any Credit Party acquires any Real Estate (other than (x) owned Real Estate with a Fair Market Value of less than $2,000,000 and (y) Real Estate that is a leasehold interest unless, in either case, a security interest in such Real Estate is granted or required to be granted pursuant to the Existing Indebtedness Documents) or (ii) any owned Real Estate of any Credit Party on the Closing Date which is not otherwise required to be subject to a Mortgage increases in value to have a Fair Market Value of $2,000,000 or more, then the Borrower shall give Agent prompt notice thereof and within ninety (90) days after such acquisition or other event (as such date may be extended by Agent in its sole discretion), such Credit Party shall execute and/or deliver, or cause to be executed and/or delivered, to Agent, (v) if requested by Agent, an appraisal complying with FIRREA, (w) a fully executed Mortgage, in form and substance reasonably satisfactory to Agent and the Borrower together with a Mortgage Policy issued by a title insurer reasonably satisfactory to Agent, in form and substance and in an amount reasonably satisfactory to Agent insuring that the Mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all defects, encumbrances and Liens (other than Permitted Liens related thereto), (x) then current A.L.T.A. surveys, certified to Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception, (y) to the extent that such Real Estate is located in a Special Flood Hazard Area, Federal Flood Insurance as required by subsection 4.6(a), (z) if reasonably requested by Agent, a “Phase I” environmental site assessment prepared by a qualified firm reasonably acceptable to Agent and (aa) opinions of counsel for the Credit Parties in form and substance reasonably satisfactory to Agent.  In addition to the obligations set forth in subsections 4.6(a) and 4.12(b)(y), within forty-five (45) days after written notice from Agent to the Credit Parties that any Real Estate is located in a Special Flood Hazard Area, the Credit Parties shall satisfy the Federal Flood Insurance requirements of subsection 4.6(a).  Holdings and the Borrower hereby agree that, upon any Subsidiary of the Borrower ceasing to constitute an Excluded Subsidiary, Holdings and the Borrower shall take, or shall cause the other Credit Parties to take, all such actions that would otherwise have been required to be taken by, or with respect to, such Subsidiary pursuant to the provisions of this Section 4.12.

4.13 Environmental Matters.  Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by orders and directives of any Governmental Authority issued pursuant to any applicable Environmental Laws), in each case except where the failure to comply could not reasonably be expected to, either individually or in the aggregate, result in a Material Adverse Effect.  Without limiting the foregoing, if an Event of Default is continuing or if Agent at any time reasonably believes that with respect to such Real Estate there exist violations of Environmental Laws by any Credit Party or any Subsidiary of any Credit Party or that there exist any Environmental Liabilities, in each case that could reasonably be expected to, either individually or in the aggregate, result in a Material Adverse Effect, then each Credit Party shall, within ninety (90) days after receipt of a reasonable written request from Agent, cause the performance of such environmental audits and assessments regarding the matters which are the subject of such Event of Default, violation or material Environmental Liabilities, including (where and as appropriate) subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as Agent may from time to time reasonably request.  Such audits, assessments and reports shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent.  To the extent a Credit Party does not diligently pursue its obligation to provide any such audit or assessment within such ninety (90) day period, such Credit Party shall allow Agent and its Related Persons (at the expense of such Credit Party) reasonable access to the relevant Real Estate for the purpose of conducting such environmental audits and assessments.

4.14 Intentionally Omitted.

4.15 Intentionally Omitted.

4.16 Cash Management Systems.  Within sixty (60) days after the Closing Date (as such date may be extended by Agent in its discretion), each Credit Party shall enter into (and thereafter maintain), and cause each depository, securities intermediary or commodities intermediary to enter into (and thereafter maintain), Control Agreements with respect to each deposit, securities, commodity or similar account maintained by such Person (other than any Excluded Accounts) as of or after the Closing Date.

4.17 Junior Capital Raise. The Borrower shall comply, and each of the other Credit Parties shall cause the Borrower to comply, with each of the following covenants:

(a) upon receipt of the Net Issuance Proceeds of the Junior Capital and notwithstanding anything to the contrary set forth in Section 1.8 or elsewhere in this Agreement, the Borrower shall immediately apply such Net Issuance Proceeds as follows:

(i) in the event such Net Issuance Proceeds are received on or prior to September 30, 2013

(w)  the first $10,000,000 shall be applied first, to the lesser of (A) the aggregate outstanding principal amount of the Revolving Loans and (B) $900,000, whereupon the Aggregate Revolving Loan Commitments shall be permanently and automatically reduced by such amount and second, to the outstanding Initial Term Loans (as such term is defined in the Existing Credit Agreement) in accordance with the terms of the Existing Credit Agreement;

(x)  after giving effect to clause (i)(w), the next $10,000,000 shall be applied first, to the aggregate outstanding principal amount of the Revolving Loans without a permanent reduction of the Aggregate Revolving Loan Commitments and second, to the outstanding revolving loans under Existing Credit Agreement without a permanent reduction of the revolving loan commitments under the Existing Credit Agreement; provided the Borrower shall be permitted to retain as cash on the balance sheet such portion of such $10,000,000 remaining after the outstanding principal balance of each of the Revolving Loans and the revolving loans under the Existing Credit Agreement shall have been reduced to zero ($0);

(y)  the aggregate principal amount of Net Issuance Proceeds received by the Borrower in respect of such Junior Capital in excess of $20,000,000 but less than or equal to $40,000,000 (such amount, the “First Surplus Amount”) shall be applied as follows:  (A) fifty percent (50%) of the First Surplus Amount shall be applied to the outstanding revolving loans under the Existing Credit Agreement without a permanent reduction of the revolving loan commitments under the Existing Credit Agreement; provided the Borrower shall be permitted to retain as cash on the balance sheet such portion of the First Surplus Amount remaining after the outstanding principal balance of the revolving loans under the Existing Credit Agreement shall have been reduced to zero ($0) and (B) fifty percent (50%) of the First Surplus Amount shall be applied to the outstanding Initial Term Loans (as defined in the Existing Credit Agreement) in accordance with the terms of the Existing Credit Agreement; and

(z)  the aggregate principal amount of the Net Issuance Proceeds received by the Borrower in respect of such Junior Capital in excess of $40,000,000 shall be applied to the Initial Term Loans (as such term is defined in the Existing Credit Agreement) in accordance with the terms of the Existing Credit Agreement; and

(ii) in the event such Net Issuance Proceeds are received after September 30, 2013 the first $10,000,000 shall be applied first to the aggregate outstanding principal amount of the Revolving Loans and the other Obligations, whereupon the Aggregate Revolving Loan Commitments of the Lenders shall be permanently and automatically reduced to zero ($0) and the Aggregate Revolving Loan Commitments shall terminate in full.

ARTICLE V
NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than (i) contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted and (ii) Letter of Credit Obligations that remain collateralized in the manner set forth in Section 7.4) shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

5.1 Limitation on Liens.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien existing on the Property of a Credit Party or a Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 5.1 securing Indebtedness outstanding on such date and permitted by subsection 5.5(c), including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by subsection 5.5(c);

(b) any Lien created under any Loan Document;

(c) Liens for taxes, fees, assessments or other governmental charges (i) which are not past due or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 4.7;

(d) carriers’, warehousemen’s, suppliers’, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits or bonds required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory, regulatory, contractual or warranty obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f) Liens consisting of judgment or judicial attachment liens (other than for payment of taxes, assessments or other governmental charges), which do not constitute an Event of Default under subsection 7.1(h) or (i); provided that the enforcement of such Liens is effectively stayed;

(g) easements, rights-of-way, covenants, conditions, zoning and other restrictions, building codes, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business or imposed by law which, either individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Credit Party or any Subsidiary of any Credit Party;

(h) Liens on any Property acquired or held by any Credit Party or any Subsidiary of any Credit Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such Property and permitted under subsection 5.5(d); provided that (i) with respect to the initial financing of such Property, any such Lien attaches to such Property concurrently with or within ninety (90) days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction and the proceeds thereof, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost (including any reasonable out-of-pocket expenses associated with acquisition) of such Property;

(i) Liens securing Capital Lease Obligations permitted under subsection 5.5(d);

(j) any interest or title of a lessor or sublessor, licensor or sublicensor under any operating lease or license permitted by this Agreement;

(k) Liens arising from precautionary uniform commercial code financing statements filed under any operating lease permitted by this Agreement;

(l) non-exclusive licenses and sublicenses granted by a Credit Party or any Subsidiary of a Credit Party and leases and subleases (by a Credit Party or any Subsidiary of a Credit Party as lessor or sublessor) to third parties in the Ordinary Course of Business (including any licenses or sublicenses of Intellectual Property) not interfering in any material respect with the business of the Credit Parties or any of their Subsidiaries;

(m) Liens in favor of collecting banks arising under Section 4-210 of the Uniform Commercial Code or, with respect to collecting banks located in the State of New York, under Section 4-208 of the Uniform Commercial Code;

(n) Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(o) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary of the Borrower in the Ordinary Course of Business;

(p) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(q) Existing Indebtedness Liens;

(r) [Intentionally Omitted];

(s) Liens incurred in the Ordinary Course of Business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, or in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such goods or assets;

(t) deposits in the Ordinary Course of Business securing liability for reimbursement obligations of insurance carriers providing insurance to the Borrower or any of its Subsidiaries;

(u) Liens in favor of a financial institution arising as a matter of law encumbering financial assets on deposit in securities accounts (including the right of set-off) and which are within the general parameters customary to the securities industry;

(v) Liens that are contractual rights of set-off relating to the establishment of depository and cash management relations with banks not given in connection with the issuance of Indebtedness for borrowed money and which are within the general parameters customary to the banking industry;

(w) Liens consisting of prepayments and security deposits in connection with leases, utility services and similar transactions entered into by the applicable Credit Party or Subsidiary of a Credit Party in the Ordinary Course of Business and not required as a result of any breach of any agreement or default in payment of any obligation;

(x) [Intentionally Omitted];

(y) Liens arising by operation of law or contract on insurance policies and proceeds thereof to secure premiums payable thereunder;

(z) additional Liens of the Borrower or any Subsidiary of the Borrower not otherwise permitted by this Section 5.1 that do not secure Indebtedness for borrowed money, Capital Lease Obligations, Indebtedness of the type described in clause (g) of the definition thereof or letters of credit (or similar instruments) and do not otherwise secure obligations in excess of $750,000 in the aggregate for all such Liens at any time; and

(aa) Liens securing Indebtedness permitted under subsection 5.5(k); provided such Liens encumber only the assets of the Foreign Subsidiaries obligated in respect of such Indebtedness.

5.2 Disposition of Assets.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including the Stock of any Subsidiary of any Credit Party, whether in a public or private offering or otherwise, and accounts and notes receivable, with or without recourse), or enter into any sale-leaseback transaction, or enter into any agreement to do any of the foregoing, except:

(a) dispositions of inventory, or worn-out, obsolete, uneconomical or surplus equipment, all in the Ordinary Course of Business and the disposition of equipment to GSE Lining Technology Co. - Egypt S.A.E. as set forth on Schedule 5.2;

(b) dispositions not otherwise permitted hereunder which are made for Fair Market Value and the mandatory prepayment in the amount of the net proceeds of such disposition is made if and to the extent required by the Existing Indebtedness Documents); provided, that (i) at the time of any disposition, no Default or Event of Default shall exist or shall result from such disposition, (ii) not less than seventy-five percent (75%) of the aggregate sales price from such disposition shall be paid in cash and shall be paid at the time of the closing of such disposition, (iii) the aggregate Fair Market Value of all assets so sold by the Credit Parties and their Subsidiaries, together, shall not exceed $5,000,000 in any Fiscal Year or $15,000,000 in the aggregate during the term of this Agreement, (iv) each such disposition is in an arm’s length transaction, (v) no Stock or Stock Equivalents of the Borrower may be sold pursuant to this subsection 5.2(b), and (vi) no Stock or Stock Equivalents of any Subsidiary Guarantor may be sold pursuant to this subsection 5.2(b) unless all of the Stock and Stock Equivalents of such Subsidiary Guarantor is sold;

(c) dispositions of Cash Equivalents for cash and at Fair Market Value;

(d) transactions permitted under subsection 5.1(l);

(e) (i) any Subsidiary of the Borrower may transfer any of its Property to the Borrower or any Subsidiary Guarantor and (ii) the Borrower may transfer any of its Property to any Subsidiary Guarantor so long as the Borrower does not transfer all or any material portion of its Property pursuant to this clause (e)(ii);

(f) any Foreign Subsidiary of the Borrower may transfer any of its Property to any other Foreign Subsidiary of the Borrower;

(g) transactions permitted under Section 5.9;

(h) sales or discount, in each case without recourse and in the Ordinary Course of Business, of Accounts arising in the Ordinary Course of Business, but only in connection with the collection or compromise thereof and not as part of any financing transaction;

(i) transactions permitted by Section 5.3, issuances of Stock and Stock Equivalents by Holdings to the extent otherwise permitted hereunder and Investments permitted by Section 5.4;

(j) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Property of any Credit Party or any Subsidiary thereof provided the net proceeds thereof are applied (and/or reinvested) in accordance with subsection 1.8(c);

(k) the abandonment or other disposition of Intellectual Property that is, in the reasonable good faith judgment of a Credit Party, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of such Credit Party;

(l) Liens permitted under Section 5.1 (to the extent constituting a transfer of Property);

(m) terminations of operating leases by the applicable Credit Party or Subsidiary of a Credit Party in the Ordinary Course of Business that do not interfere in any material respect with the business of the Credit Parties or their Subsidiaries and do not result in any material penalties to such Credit Party or Subsidiary;

(n) trade-ins and exchanges of equipment with third parties conducted in the Ordinary Course of Business to the extent substantially comparable (or better) equipment useful in the operation of the business of any Credit Party is concurrently obtained in exchange therefor;

(o) samples provided to customers or prospective customers in the Ordinary Course of Business; and

(p) terminations of Rate Contracts..

5.3 Consolidations and Mergers.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, liquidate or dissolve its affairs, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except upon not less than three (3) Business Days prior written notice to Agent (or such shorter period as may be acceptable to Agent), (a) any Subsidiary of the Borrower may dissolve or liquidate into, or may merge or consolidate with, the Borrower or a Subsidiary Guarantor, provided that the Borrower (in the case of a dissolution, liquidation, merger or consolidation involving it) or a Subsidiary Guarantor (in all other cases) shall be the continuing or surviving entity and all actions reasonably required by Agent, including actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Agent, shall have been completed, (b) any Foreign Subsidiary of the Borrower may dissolve or liquidate into, or may merge or consolidate with, another Foreign Subsidiary of the Borrower, provided if a First Tier Foreign Subsidiary is a constituent entity in such merger, dissolution or liquidation, such First Tier Foreign Subsidiary shall be the continuing or surviving entity, and (c) transfers of Property pursuant to subsections 5.2(e) and (f) shall be permitted.  For purposes of this Section 5.3, a Person (the “Liquidating Person”) shall be deemed to “dissolve or liquidate into” another Person if such Liquidating Person dissolves or liquidates in accordance with applicable law and the assets of such Liquidating Person are transferred to such other Person.

5.4 Loans and Investments.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination or (iii) make or purchase any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including the Borrower, any Affiliate of the Borrower or any Subsidiary of the Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a) Investments in cash and Cash Equivalents;

(b) extensions of credit or any other Investment by (i) any Credit Party (other than Holdings) to any other Credit Party (other than Holdings), provided that the Borrower may not transfer all or any material portion of its property pursuant to this clause (b), (ii) the Borrower or any Subsidiary Guarantor to any Foreign Subsidiary, GSE International, Inc. or another Excluded Subsidiary of the Borrower not to exceed $6,200,000 in aggregate at any time outstanding for all such Investments (determined without regard to any write-downs or write-offs), (iii) the Borrower or any Domestic Subsidiary of the Borrower to any Foreign Subsidiary or any Excluded Subsidiary of the Borrower to the extent funded with an amount not to exceed the amount of payments, whether from a Restricted Payment, Investment, on account of a trade receivable or otherwise, received not more than thirty (30) days prior to the date such Investment is made by the Borrower or other Credit Party from a Foreign Subsidiary or an Excluded Subsidiary of the Borrower and made for the express purpose of funding such Investment in such Foreign Subsidiary or Excluded Subsidiary; provided that if the Investments described in foregoing clauses (i), (ii) and (iii) are evidenced by notes, such notes shall be pledged to Agent, for the benefit of the Secured Parties, and have such terms as Agent may reasonably require, (iv) a Foreign Subsidiary or Excluded Subsidiary of the Borrower to another Foreign Subsidiary or Excluded Subsidiary of the Borrower and (v) a Foreign Subsidiary or Excluded Subsidiary of the Borrower to the Borrower or a Domestic Subsidiary of the Borrower so long as the respective Foreign Subsidiary, Excluded Subsidiary and Domestic Subsidiary has entered into the Intercompany Subordination Agreement;

(c) loans and advances to directors, officers and employees of Holdings or any of its Subsidiaries in the Ordinary Course of Business (including for recruiting, relocation or moving expenses) not to exceed $250,000 in the aggregate at any time outstanding (determined without regard to any write-downs or write-offs therein);

(d) Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to subsection 5.2(b);

(e) Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;

(f) Investments consisting of non-cash loans made by Holdings to officers, directors and employees of Holdings or any of its Subsidiaries which are used by such Persons to purchase simultaneously Stock or Stock Equivalents of Holdings;

(g) Investments existing on the Closing Date and set forth on Schedule 5.4;

(h) Investments comprised of Contingent Obligations permitted by Section 5.8;

(i) transactions permitted under Section 5.3;

(j) Accounts (including extensions of trade credit) owing to the Borrower or any Subsidiary of the Borrower, if created or acquired in the Ordinary Course of Business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;

(k) cash equity Investments by Holdings in the Borrower;

(l) subject to Section 4.12, creation of Domestic Subsidiaries of the Borrower, provided that any Investments made in such Domestic Subsidiaries shall only be permitted to the extent independently justified under the other clauses of this Section 5.4;

(m) creation of Foreign Subsidiaries or any Excluded Subsidiary of the Borrower, provided that any Investments made in such Foreign Subsidiaries or any Excluded Subsidiary shall only be permitted to the extent independently justified under the other clauses of this Section 5.4;

(n) to the extent constituting an Investment, Capital Expenditures permitted hereunder;

(o) to the extent constituting Investments, pledges and deposits in the Ordinary Course of Business to the extent permitted by subsection 5.1(e) or 5.1(w);

(p) to the extent constituting an Investment, the capitalization or forgiveness by any Credit Party or any of its Subsidiaries of Indebtedness owed to it by another Credit Party or any of its Subsidiaries (provided no Credit Party shall forgive any such Indebtedness while an Event of Default has occurred and is continuing);

(q) to the extent constituting an Investment, prepayments and deposits to suppliers made in the Ordinary Course of Business;

(r) so long as no Default or Event of Default then exists or would result therefrom, Investments made by the Borrower or any of its Subsidiaries with the amount of (and substantially concurrently after the receipt of) Net Issuance Proceeds received by Holdings (and contributed to the Borrower) from issuances by Holdings of its Stock and Stock Equivalents permitted hereunder after the Closing Date (other than issuances to officers, directors, employees and consultants of Holdings or any of its Subsidiaries) to the extent that such Net Issuance Proceeds are not used to make a Permitted Acquisition (as such term is defined in the Existing Credit Agreement), Capital Expenditures permitted by subsection 6.1(c) or increase Consolidated EBITDA as permitted by Section 7.5; and

(s) in addition to Investments permitted by preceding clauses (a) through (r), the Borrower and its Subsidiaries may make additional Investments in an aggregate amount not to exceed $1,000,000 at any time outstanding (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments.

5.5 Limitation on Indebtedness.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness consisting of Contingent Obligations described in clause (j) of the definition of Indebtedness and permitted pursuant to Section 5.8;

(c) Indebtedness existing on the Closing Date and set forth in Schedule 5.5 (excluding Indebtedness of Foreign Subsidiaries under local lines of credit) (plus any accrued but unpaid interest, redemption premium and reasonable fees and expenses, which may be converted to principal) including Permitted Refinancings thereof;

(d) Indebtedness not to exceed $6,000,000 in the aggregate at any time outstanding consisting of Capital Lease Obligations or secured by Liens permitted by subsection 5.1(h) and Permitted Refinancings thereof; provided, that, in no event shall Borrower and its Domestic Subsidiaries incur any Indebtedness of the type described in the foregoing provisions of this clause (d) in an aggregate amount in excess of $3,000,000;

(e) unsecured intercompany Indebtedness permitted pursuant to subsection 5.4(b) or (s);

(f) Existing Indebtedness of the Borrower, which may be guaranteed by the other Credit Parties, not to exceed the amount of Initial Term Loans (as defined in the Existing Credit Agreement) outstanding as of the Closing Date plus the amount of outstanding revolving loan commitments under the Existing Credit Agreement as of the Closing Date (as reduced by any repayments of principal thereof);

(g) [Intentionally Omitted];

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within four Business Days of its incurrence;

(i) customary obligations of the Borrower and its Subsidiaries to banks in respect of netting services, overdraft protections and similar arrangements in each case in connection with maintaining deposit accounts in the ordinary course of business;

(j) Indebtedness consisting of the financing of insurance premiums in the Ordinary Course of Business;

(k) Indebtedness of Foreign Subsidiaries of the Borrower under local lines of credit (inclusive of any local lines of credit existing on the Closing Date) for the working capital and general corporate purposes of such Foreign Subsidiaries in an aggregate principal amount not to exceed $17,500,000 at any time outstanding;

(l) unsecured subordinated Indebtedness of Holdings issued in connection with the redemption of Stock and Stock Equivalents of Holdings permitted under subsection 5.9(c) so long as (i) such Indebtedness is not guaranteed by any Subsidiary of Holdings, (ii) such Indebtedness does not require the payment of any principal, premium, interest, fees or other amounts owing in respect thereof except as, and to the extent, permitted by subsection 5.9(c), (iii) such Indebtedness does not have any maturity, amortization, redemption, sinking fund or other similar payment prior to the later of (x) the one (1) year anniversary of the latest Maturity Date then in effect and (y) the date that one (1) year after the latest maturity date then in effect for the Existing Loans, (iv) such Indebtedness does not have any covenants or defaults (other than a bankruptcy of Holdings and non-payment of such Indebtedness but otherwise subject to the subordination provisions thereof), (v) the subordination provisions thereof in favor of Agent, the Lenders and the L/C Issuers are reasonably satisfactory to Agent and (vi) the form and substance of such Indebtedness is otherwise reasonably satisfactory to Agent (such Indebtedness is referred to herein as “Shareholder Subordinated Notes”);

(m) [Intentionally Omitted];

(n) [Intentionally Omitted];

(o) [Intentionally Omitted];

(p) unsecured Indebtedness of the Foreign Subsidiaries of Holdings not exceeding $20,000,000 in the aggregate at any time outstanding; and

(q) to the extent constituting Indebtedness, the Junior Capital.

5.6 Transactions with Affiliates.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of Borrower or of any such Subsidiary, except:

(a) as expressly permitted by this Agreement and the Loan Documents;

(b) upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower or such Subsidiary;

(c) customary fees, expense reimbursement and indemnification may be paid and provided to directors of Holdings and its Subsidiaries;

(d) Holdings and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Subsidiaries in the Ordinary Course of Business (including, but not limited to, compensation or any employee benefit allowance paid or provided to officers, directors and employees for actual services rendered to the Credit Parties and their Subsidiaries, including severance and the maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, bonus payments, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans and indemnification of officers and employees);

(e) Subsidiaries of the Borrower may pay management fees, licensing fees and similar fees to the Borrower or to any Subsidiary Guarantor;

(f) [Intentionally Omitted];

(g) [Intentionally Omitted];

(h) [Intentionally Omitted]; and

(i) [Intentionally Omitted].

Notwithstanding anything to the contrary contained above in this Section 5.6, in no event shall Holdings or any of its Subsidiaries pay any management, consulting or similar fee to any of their respective Affiliates except as specifically provided in clauses (c) through (i) of this Section 5.6.

5.7 Use of Proceeds.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds or any Letter of Credit, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

5.8 Contingent Obligations.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

(a) endorsements for collection or deposit in the Ordinary Course of Business;

(b) Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation;

(c) Contingent Obligations of the Credit Parties and their Subsidiaries existing as of the Closing Date and listed in Schedule 5.8, including extension and renewals thereof which do not increase the amount of such Contingent Obligations or impose materially more restrictive or adverse terms on the Credit Parties or their Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;

(d) Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies;

(e) Contingent Obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with Acquisitions permitted hereunder and (ii) purchasers in connection with dispositions permitted under subsection 5.2(b);

(f) (i) Contingent Obligations of a Credit Party arising under guarantees made by each Credit Party in the Ordinary Course of Business of obligations of any Credit Party (other than Holdings, except in the case of the Existing Indebtedness), which obligations are otherwise permitted hereunder (including guaranties in respect of the Existing Indebtedness), (ii) Contingent Obligations of a Credit Party arising under guarantees made by each Credit Party in the Ordinary Course of Business of obligations of any Foreign Subsidiary of the Borrower, which obligations are otherwise permitted hereunder and the Investment represented by such guarantees is otherwise permitted by Section 5.4, and (iii) Contingent Obligations of a Foreign Subsidiary of the Borrower arising under guarantees made by each Foreign Subsidiary of the Borrower in the Ordinary Course of Business of obligations of any other Foreign Subsidiary of the Borrower permitted hereunder and the Investment represented by such guarantees is otherwise permitted by Section 5.4; provided that, in the case of preceding clauses (i) and (ii), if such obligation is subordinated to the Obligations, such guarantee shall be subordinated to the same extent;

(g) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeals bonds, performance bonds and other similar obligations;

(h) Contingent Obligations arising under Letters of Credit;

(i) product warranties provided by a Credit Party or Subsidiary of a Credit Party in the Ordinary Course of Business;

(j) Contingent Obligations arising under other customary indemnities incurred in the Ordinary Course of Business and otherwise permitted hereunder (including indemnities permitted by Section 5.6); and

(k) other Contingent Obligations not exceeding $1,000,000 in the aggregate at any time outstanding.

5.9 Restricted Payments.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent, or (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding (the items described in clauses (i) and (ii) above are referred to as “Restricted Payments”); except that any Wholly-Owned Subsidiary of the Borrower may declare and pay dividends to the Borrower or any Wholly-Owned Subsidiary of the Borrower, and except that:

(a) any non-Wholly-Owned Subsidiary of the Borrower may pay cash distributions to its shareholders, members or partners generally, so long as the Borrower or its Subsidiary which owns the Stock in such non-Wholly-Owned Subsidiary receives at least its proportionate share of such distributions (based upon its relative holding of the Stock in such non-Wholly-Owned Subsidiary and taking into account the relative preferences, if any, of the various classes of Stock of such non-Wholly-Owned Subsidiary);

(b) Holdings may declare and make dividend payments or other distributions payable solely in its Stock or Stock Equivalents of Holdings permitted to be issued by it under this Agreement;

(c) Holdings may issue Shareholder Subordinated Notes to, and the Borrower may make cash distributions to Holdings which are promptly used by Holdings to (x) redeem from current or former officers, directors and employees of Holdings or any of its Subsidiaries Stock and Stock Equivalents of Holdings and (y) to make principal and interest payments in respect of Shareholder Subordinated Notes theretofore issued by Holdings pursuant to this clause (c) provided all of the following conditions are satisfied:

(i) no Default or Event of Default has occurred and is continuing or would arise as a result of the issuance of any Shareholder Subordinated Note or the making of such Restricted Payment; and

(ii) the aggregate Restricted Payments permitted pursuant to this clause (c) (including the aggregate payments made in respect of Shareholder Subordinated Notes) (x) in any Fiscal Year shall not exceed $1,000,000 and (y) during the term of this Agreement shall not exceed $3,000,000;

(d) the Borrower may pay cash distributions to Holdings so long as the proceeds thereof are promptly used by Holdings to pay operating expenses incurred in the Ordinary Course of Business (including, without limitation, outside directors and professional fees, expenses and indemnities, but excluding any management or similar fees payable to the Sponsor or any of its Affiliates) and other similar corporate overhead costs and expenses, provided that the aggregate amount of all cash distributions paid pursuant to this clause (d) shall not exceed $500,000 in any Fiscal Year;

(e) the Borrower may pay cash distributions to Holdings at the times and in the amounts necessary to enable Holdings to pay its tax obligations; provided that the amount of cash distributions paid pursuant to this clause (e) to enable Holdings to pay Federal and state income taxes at any time shall not exceed the amount of such Federal and state income taxes actually owing by Holdings at such time for the respective period;

(f) Holdings may repurchase fractional shares of its Stock and Stock Equivalents from officers, directors and employees of Holdings or any of its Subsidiaries in an aggregate amount not to exceed $100,000 during the duration of this Agreement; and

(g) [Intentionally Omitted].

5.10 Limitations on Payments on Existing Indebtedness and Subordinated Indebtedness.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, make (or give any notice in respect of) (x) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of, (other than pursuant to Section 4.17 or any mandatory prepayment or redemption as a result of any asset sale, casualty or condemnation event, excess cash flow threshold or other mandatory prepayment event required under the Existing Indebtedness Documents as in effect on the date hereof of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), any Existing Indebtedness, (y) any principal, interest or other payment on, or any redemption or acquisition for value of, any Shareholder Subordinated Note or (z) any payment in respect of any earn-out obligations except to the extent expressly permitted pursuant to the terms of such earn-out obligations but subject to the subordination provisions applicable thereto; provided that:

(A) Holdings may make payments on Shareholder Subordinated Notes as, and to the extent, permitted by subsection 5.9(c).

5.11 Change in Business.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in any line of business substantially different from those lines of business carried on by it on the date hereof and other businesses that are reasonably related or complimentary thereto.  Holdings shall not engage in any business activities or own any Property other than (i) ownership of the Stock and Stock Equivalents of the Borrower, (ii) activities and contractual rights incidental to maintenance of its corporate existence (including the incurrence of any corporate overhead), (iii) the hiring and employment of members of the management of the Borrower and activities reasonably related thereto, (iv) performance of its obligations under the Loan Documents and Existing Indebtedness Documents to which it is a party, (v) performance of its obligations under any Shareholder Subordinated Notes issued by it, and (vi) other activities of Holdings expressly permitted hereunder.

5.12 Change in Structure.  Except as expressly permitted under Section 5.3, no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, amend any of its Organization Documents in any manner that could reasonably be expected to be adverse to the interests of the Lenders in any material respect.

5.13 Changes in Accounting, Name and Jurisdiction of Organization.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (ii) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party, (iii) change its name as it appears in official filings in its jurisdiction of organization or (iv) change its jurisdiction of organization, in the case of preceding clauses (iii) and (iv), without at least twenty (20) days’ prior written notice to Agent.

5.14 Amendments to Existing Indebtedness and Subordinated Indebtedness.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries directly or indirectly to, change or amend the terms of (x) any Existing Indebtedness Documents except as permitted by the Intercreditor Agreement or (y) any Shareholder Subordinated Note if the effect of such change or amendment is to provide for terms thereof that would not otherwise be permitted under subsection 5.5(l) or (m), as the case may be, and all such changes or amendments shall be subject to the prior approval of Agent.

5.15 No Negative Pledges.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Credit Party or Subsidiary to (a) pay dividends or make any other distributions on its Stock or Stock Equivalents or participation in its profits owned by Holdings or any of its Subsidiaries, or pay any Indebtedness owed to Holdings or any of its Subsidiaries, (b) make loans or advances to Holdings or any of its Subsidiaries or (c) transfer any of its properties or assets to Holdings or any of its Subsidiaries, except for such encumbrances or restrictions existing by reason of (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) the Existing Indebtedness Documents, (iv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of Holdings or any of its Subsidiaries, (v) customary provisions restricting assignment of any licensing agreement (in which Holdings or any of its Subsidiaries is the licensee) or other contract entered into by Holdings or any of its Subsidiaries in the Ordinary Course of Business, (vi) restrictions on the transfer of any asset pending the close of the sale of such asset, (vii) restrictions with respect to a Subsidiary of the Borrower and imposed pursuant to an agreement that has been entered into for the sale or disposition of 100% of the outstanding Stock or all or substantially all of the assets of such Subsidiary in compliance with the other provisions of this Agreement, (viii) [Intentionally Omitted], (ix) customary provisions in joint venture agreements and other similar agreements in each case relating solely to the applicable joint venture or similar entity or the Stock or Stock Equivalents therein entered into in the Ordinary Course of Business, (x) restrictions contained in the terms of purchase money obligations or Capitalized Lease Obligations not incurred in violation of this Agreement, provided that such restrictions relate only to the Property financed with such Indebtedness (and the proceeds thereof), and (xi) any other customary provisions arising or agreed to in the Ordinary Course of Business not relating to Indebtedness or Stock or Stock Equivalents that do not individually or in the aggregate (x) detract in any material respect from the value of the assets of Holdings or any of its Subsidiaries or (y) otherwise impair the ability of Holdings or any of its Subsidiaries to perform their obligations under the Loan Documents.

5.16 OFAC; Patriot Act.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, fail to comply with the laws, regulations and executive orders referred to in Sections 3.23 and 3.24.

ARTICLE VI
FINANCIAL COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than (i) contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted and (ii) Letter of Credit Obligations that remain collateralized in the manner set forth in Section 7.4) shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

6.1 Capital Expenditures.  (a) The Credit Parties and their Subsidiaries shall not make or commit to make Capital Expenditures (excluding, in any event, to the extent constituting Capital Expenditures, the purchase price for the Poly America Assets) for any Fiscal Year set forth below in excess of the amount set forth in the table below with respect to such Fiscal Year:

Fiscal Year Ending	Capital Expenditure Limitation
December 31, 2012	$21,700,000
December 31, 2013	$17,000,000
December 31, 2014	$11,250,000
December 31, 2015	$5,000,000
December 31, 2016	$3,000,000
(b) In addition to the foregoing, in the event that the amount of Capital Expenditures permitted to be made by the Borrower and its Subsidiaries pursuant to clause (a) above in any Fiscal Year (before giving effect to any increase in such permitted Capital Expenditure amount pursuant to this clause (b) and without giving effect to clauses (c) through (e) below) is greater than the amount of Capital Expenditures actually made by the Borrower and its Subsidiaries during such Fiscal Year, seventy-five (75%) (or, solely in respect of the Fiscal Year ending December 31, 2012, one hundred percent (100%)) of such excess may be carried forward and utilized to make Capital Expenditures in the immediately succeeding Fiscal Year, provided that no amounts once carried forward pursuant to this subsection 6.1(b) may be carried forward to any Fiscal Year thereafter and such amounts may only be utilized after the Borrower and its Subsidiaries have utilized in full the permitted Capital Expenditure amount for such Fiscal Year as set forth in clause (a) above (without giving effect to any increase in such amount pursuant to this clause (b)).

(c) In addition to the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under subsection 6.1(a) or (b)) with the amount of Net Issuance Proceeds received by Holdings (and contributed to the Borrower) from issuances of its Stock or Stock Equivalents permitted hereunder after the Closing Date (other than issuances to officers, directors, employees and consultants of Holdings or any of its Subsidiaries) and designated for Capital Expenditures for such period in a written notice to Agent at the time of receipt by Holdings of such net cash proceeds (but, in any event, excluding (i) Specified Equity Contributions which are applied as provided in Section 7.5 and (ii) Net Issuance Proceeds which are used to make an Investment permitted by subsection 5.4(r)).

(d) In addition to the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under subsection 6.1(a) or (b)) with the amount of net proceeds received by Holdings or any of its Subsidiaries from any Disposition or Event of Loss so long as such net proceeds are reinvested within three hundred sixty-five (365) days following the date of such Disposition or Event of Loans.

6.2 Total Leverage Ratio.  The Credit Parties shall not permit the Total Leverage Ratio as of any date set forth below to be greater than the maximum ratio set forth in the table below opposite such date:

Date	Maximum Total Leverage Ratio

September 30, 2013	6.50:1.00
December 31, 2013	6.25:1.00
March 31, 2014	5.17:1.00
June 30, 2014	4.75:1.00
September 30, 2014	4.50:1.00
December 31, 2014	4.50:1.00
March 31, 2015	4.50:1.00
June 30, 2015	4.25:1.00
September 30, 2015 and the last day of Fiscal Quarter
thereafter	4.00:1.00

In addition to the foregoing and notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, commencing with the measurement period ending as of October 31, 2013 and continuing until the Required Leverage Date, the Credit Parties shall not permit the Total Leverage Ratio as of the last day of any fiscal month that is the first or second fiscal month of a Fiscal Quarter to be greater than the Maximum Total Leverage Ratio set forth above for the most recently completed Fiscal Quarter (e.g., the Maximum Total Leverage Ratio as of October 31, 2013 and November 30, 2013 shall not exceed, in either case, 6.50:1.00).

6.3 Interest Coverage Ratio.  The Credit Parties shall not permit the Interest Coverage Ratio for any Test Period ending on any date set forth below to be less than the minimum ratio set forth in the table below opposite such date:

Date	Minimum Interest Coverage Ratio
September 30, 2013	2.00:1.00
December 31, 2013	2.00:1.00
March 31, 2014	2.20:1.00
June 30, 2014	2.50:1.00
September 30, 2014	2.50:1.00
December 31, 2014	2.50:1.00
March 31, 2015	2.50:1.00
June 30, 2015 and the
last day of Fiscal Quarter
thereafter	2.75:1.00

ARTICLE VII
EVENTS OF DEFAULT

7.1 Event of Default.  Any of the following shall constitute an “Event of Default”:

(a) Non-Payment.  Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of any Loan, including after maturity of the Loans, or to pay any L/C Reimbursement Obligation or (ii) to pay within three (3) Business Days after the same shall become due, interest on any Loan, any fee or any other amount payable hereunder or pursuant to any other Loan Document; or

(b) Representation or Warranty.  Any representation, warranty or certification by or on behalf of any Credit Party or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other written statement by any such Person, or their respective Responsible Officers, or required to be furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made; or

(c) Specific Defaults.  Any Credit Party fails to (i) perform or observe any term, covenant or agreement contained in any of subsection 4.3(a), subsection 4.4(a) (in respect of Holdings or the Borrower), Section 4.10, Article V or Article VI or (ii) deliver any of the financial statements, certificates and other information required to be delivered pursuant to Section 4.1 or subsection 4.2(a) or 4.2(b) within five (5) Business Days following the stated delivery date therefor; or

(d) Other Defaults.  Any Credit Party or Subsidiary of any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower by Agent or the Required Lenders; or

(e) Cross-Default.  Any Credit Party or any Subsidiary of any Credit Party (i) fails to make any payment in respect of (y) any Indebtedness (other than the Obligations) or Contingent Obligation (other than the Obligations) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of $2,500,000 or more or (z) the Existing Indebtedness, in either case, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant (after all applicable grace periods), or any other event shall occur or condition exist (after all applicable grace periods), under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, after giving effect to any cure or waiver of such failure, event or condition actually made or obtained, such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

(f) Insolvency; Voluntary Proceedings.  Any Credit Party or any of its Subsidiaries:  (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) except as specifically permitted under Section 5.3, voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g) Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any Subsidiary of any Credit Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any such Person’s Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party or any Subsidiary of any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party or any Subsidiary of any Credit Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

(h) Monetary Judgments.  One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Subsidiaries involving in the aggregate a liability of $2,500,000 or more (excluding amounts covered by insurance to the extent the relevant independent third-party insurer has not denied coverage therefor), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of forty-five (45) days after the entry thereof; or

(i) Non-Monetary Judgments.  One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Subsidiaries which has or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j) Collateral.  Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary of any Credit Party party thereto or any Credit Party or any Subsidiary of any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms hereof or thereof) cease to create a valid security interest in the Collateral (other than an immaterial portion thereof) purported to be covered thereby or such security interest shall for any reason (other than the failure of Agent to take any action within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens; or

(k) Change of Control.  Any Change of Control shall occur; or

(l) Invalidity of Intercreditor or Subordination Provisions.  (x) The intercreditor provisions of the Intercreditor Agreement or any agreement or instrument governing the Existing Indebtedness or (y) the subordination provisions governing any Subordinated Indebtedness shall, in either case, for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions; or

(m) ERISA.  (i) (A) One or more ERISA Events shall have occurred, (B) there is or arises an Unfunded Pension Liability (taking into account only Title IV Plans with positive Unfunded Pension Liability), or (C) there is or arises any potential withdrawal liability under Section 4201 of ERISA, if any ERISA Affiliate were to withdraw completely from any and all Multiemployer Plans, (ii) there shall result from any such event or events described in clauses (i)(A), (B) or (C) the imposition of a Lien on the assets of a Credit Party, the granting of a security interest in the assets of a Credit Party, or the incurrence of a liability by a Credit Party or a material risk of incurring a liability by a Credit Party, and (iii) such Lien, security interest or liability, either individually, or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

7.2 Remedies.  Subject to Section 7.5, upon the occurrence and during the continuance of any Event of Default, Agent shall at the request of the Required Lenders:

(a) declare all or any portion of the Commitment of each Lender to make Loans or of the L/C Issuer to issue Letters of Credit to be suspended or terminated, whereupon such Commitments shall forthwith be suspended or terminated;

(b) declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law; provided, however, that upon the occurrence of any event specified in subsection 7.1(f) or 7.1(g) above with respect to the Borrower (in the case of clause (i) of subsection 7.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans and the obligation of the L/C Issuer to issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent, any Lender or the L/C Issuer.

7.3 Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

7.4 Cash Collateral for Letters of Credit.  If an Event of Default has occurred and is continuing, this Agreement (or the Revolving Loan Commitment) shall be terminated for any reason or if otherwise required by the terms hereof, Agent may, and upon request of the Required Revolving Lenders, shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 7.2), and the Borrower shall thereupon deliver to Agent, to be held for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, an amount of cash equal to 100% of the amount of Letter of Credit Obligations as additional collateral security for Obligations in respect of any outstanding Letter of Credit.  Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties’ Obligations in respect of any Letters of Credit.  Pending such application, Agent may (but shall not be obligated to) invest the same in an interest bearing account in Agent’s name, for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, under which deposits are available for immediate withdrawal, at such bank or financial institution as the L/C Issuer and Agent may, in their discretion, select.

7.5 Holdings’ Right to Cure.  (a) Notwithstanding anything to the contrary contained in Section 7.1 or 7.2, in the event of any Event of Default under the financial covenants set forth in Section 6.2 or 6.3 and until the expiration of the tenth (10th) day after the date on which financial statements are required to be delivered with respect to the applicable Fiscal Quarter hereunder, the Sponsor or any other Person (other than Holdings or any of its Subsidiaries) may make a Specified Equity Contribution to Holdings directly or indirectly, and Holdings shall apply the amount of the net cash proceeds thereof to increase Consolidated EBITDA with respect to such applicable Fiscal Quarter and all applicable subsequent Test Periods that include such Fiscal Quarter; provided that (i) such net cash proceeds are actually received by the Borrower as cash common equity (including through capital contribution of such net cash proceeds to the Borrower) no later than ten (10) days after the date on which financial statements are required to be delivered with respect to such Fiscal Quarter hereunder and (ii) each of the conditions in subsection 7.5(b) are satisfied.  The parties hereby acknowledge that this subsection 7.5(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to retroactively curing any Event of Default that has occurred under Section 6.2 or 6.3, as the case may be, and such Specified Equity Contribution shall be disregarded for all other purposes of this Agreement, including, without limitation, (x) any baskets with respect to the covenants contained in this Agreement (including, without limitation, subsections 5.4(i), 5.4(r) and 6.1(c)) and (y) compliance with any performance goals used as the basis for adjustments to Applicable Margins or determining covenant baskets.

(b) (i) In each period of four consecutive Fiscal Quarters, there shall be at least two consecutive Fiscal Quarters in which no Specified Equity Contribution is made, (ii) no more than four (4) Specified Equity Contributions will be made in the aggregate during the term of this Agreement, (iii) the amount of any Specified Equity Contribution shall be no more than the amount required to cause Holdings to be in pro forma compliance with Section 6.2 or 6.3, as applicable, for any applicable period and (iv) there shall be no pro forma reduction in Indebtedness (to the extent that the proceeds of the Specified Equity Contribution are applied to repay Indebtedness) with the proceeds of any Specified Equity Contribution for determining compliance with Sections 6.2 and 6.3 for the Fiscal Quarter immediately prior to the Fiscal Quarter in which such Specified Equity Contribution was made.  Notwithstanding anything to the contrary set forth herein, no Specified Equity Contribution shall be effective to cure the applicable Event of Default hereunder unless such Specified Equity Contribution is also effective to cure, and in fact cures, the comparable “Event of Default” (as defined in the Existing Credit Agreement), if any, then existing under the Existing Indebtedness Documents.

ARTICLE VIII
AGENT

8.1 Appointment and Duties.

(a) Appointment of Agent.  Each Lender and each L/C Issuer hereby appoints GE Capital (together with any successor Agent pursuant to Section 8.9) as Agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b) Duties as Collateral and Disbursing Agent.  Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in subsection 7.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in subsection 7.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Secured Parties with respect to the Credit Parties and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise, (vii) release any Collateral or Credit Party in accordance with Section 8.10 and execute all documentation evidencing such release and (viii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub-agent for Agent, the Lenders and the L/C Issuers for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c) Limited Duties.  Under the Loan Documents, Agent (i) is acting solely on behalf of the Lenders and the L/C Issuers (except to the limited extent provided in subsection 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

8.2 Binding Effect.  Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of the Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

8.3 Use of Discretion.

(a) No Action without Instructions.  Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b) Right Not to Follow Certain Instructions.  Notwithstanding clause (a) above, Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Agent receives an indemnification reasonably satisfactory to it from the Lenders (or, to the extent applicable and acceptable to Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Agent or any Related Person thereof or (ii) that is, in the reasonable opinion of Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

(c) Exclusive Right to Enforce Rights and Remedies.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with the Loan Documents for the benefit of all the Lenders and the L/C Issuer; provided that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) each of the L/C Issuer and the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.11 or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law; and provided further that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 7.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 9.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

8.4 Delegation of Rights and Duties.  Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party).  Any such Person shall benefit from this Article VIII to the extent provided by Agent.

8.5 Reliance and Liability.

(a) Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b) None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, Holdings, the Borrower and each other Credit Party hereby waive and shall not assert (and each of Holdings and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence, bad faith or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein.  Without limiting the foregoing, Agent:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);

(ii) shall not be responsible to any Lender, L/C Issuer or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Lender, L/C Issuer or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, L/C Issuer, Holdings and the Borrower hereby waives and agrees not to assert (and each of Holdings and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.

8.6 Agent Individually.  Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor.  To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Lender”, “Required Lender”, “Required Revolving Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Lender or as one of the Required Lenders or Required Revolving Lenders, respectively.

8.7 Lender Credit Decision.

(a) Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon Agent, any Lender or any L/C Issuer or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.  Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders or the L/C Issuers, Agent shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of Agent or any of its Related Persons.

(b) If any Lender or L/C Issuer has elected to abstain from receiving MNPI concerning the Credit Parties or their Affiliates, such Lender or L/C Issuer acknowledges that, notwithstanding such election, Agent and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender or L/C Issuer hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Agent and the Credit Parties upon request therefor by Agent or the Credit Parties.  Notwithstanding such Lender’s or L/C Issuer’s election to abstain from receiving MNPI, such Lender or L/C Issuer acknowledges that if such Lender or L/C Issuer chooses to communicate with Agent, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.

8.8 Expenses; Indemnities.

(a) Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees to indemnify Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c) To the extent required by any applicable law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to the applicable withholding tax.  If the IRS or any other Governmental Authority asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), or Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses.  Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this subsection 8.8(c).

8.9 Resignation of Agent or L/C Issuer.

(a) Agent may resign at any time by delivering written notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective.  If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent with the consent of the Borrower if required pursuant to the last sentence of this subsection 8.9(a).  If, within 30 days after the retiring Agent having given notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders.  Each appointment under this clause (a) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

(b) Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 8.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents.  Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

(c) Any L/C Issuer may resign at any time by delivering notice of such resignation to Agent, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective.  Upon such resignation, the L/C Issuer shall remain an L/C Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit but including the right to receive fees or to have Lenders participate in any L/C Reimbursement Obligation thereof) with respect to Letters of Credit issued by such L/C Issuer prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Loan Documents.

8.10 Release of Collateral or Guarantors.  Each Lender and L/C Issuer hereby consents to the release and hereby directs Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a) any Subsidiary of the Borrower from its guaranty of any Obligation if all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 4.12; and

(b) any Lien held by Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 4.12 after giving effect to such transaction have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon either of subsection 5.1(h) or (i) and (iii) all of the Collateral and all Credit Parties, upon (A) termination of the Revolving Loan Commitments, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations and all other Obligations (other than unasserted contingent indemnification obligations) under the Loan Documents, that Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, (C) deposit of cash collateral with respect to all contingent Obligations (or, as an alternative to cash collateral, in the case of any Letter of Credit Obligation, receipt by Agent of a back-up letter of credit) in amounts and on terms and conditions and with parties satisfactory to Agent and each Indemnitee that is, or may be, owed such Obligations (excluding unasserted contingent indemnification obligations (other than L/C Reimbursement Obligations)) and (D) to the extent requested by Agent, receipt by Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance reasonably acceptable to Agent.

In addition, the Lenders hereby authorize Agent, at its option and its discretion, to subordinate or release any Lien granted to or held by Agent upon any Collateral to any Lien on such asset permitted pursuant to subsection 5.1(h) or 5.1(i).  Upon request by Agent at any time, the Lenders will confirm in writing Agent’s authority to release particular types or items of Collateral, or subordinate its Lien, pursuant to this Section 8.10.

Each Lender and L/C Issuer hereby directs Agent, and Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10.

8.11 Additional Secured Parties.  The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Agent, shall confirm such agreement in a writing in form and substance acceptable to Agent) this Article VIII, Section 9.3, Section 9.9, Section 9.10, Section 9.11, Section 9.17, Section 9.24 and Section 10.1 (and, solely with respect to L/C Issuers, subsection 1.1(c)) and the decisions and actions of Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

8.12 Syndication Agent and Arrangers.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, neither the Syndication Agent nor any Arranger shall have any duties or responsibilities, nor shall the Syndication Agent and each Arranger have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Syndication Agent or any Arranger.  At any time that any Lender serving (or whose Affiliate is serving) as Syndication Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans and the Revolving Loan Commitment, such Lender (or an Affiliate of such Lender acting as Syndication Agent) shall be deemed to have concurrently resigned as Syndication Agent.  It is understood and agreed that each of the Syndication Agent, each Arranger and their respective Related Persons shall be entitled to all indemnification and reimbursement rights in favor of Agent as provided in Sections 8.8, 9.5 and 9.6.

ARTICLE IX
MISCELLANEOUS

9.1 Amendments and Waivers.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent with the consent of the Required Lenders) and the Borrower and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly and adversely affected thereby (or by Agent with the consent of all the Lenders directly affected thereby), in addition to the Required Lenders (or by Agent with the consent of the Required Lenders) and the Borrower, do any of the following:

(i) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 1.8 or subsection 7.2(a)) (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of any mandatory reductions of Commitments in accordance with this Agreement shall not constitute an increase in the Commitment of any such Lender);

(ii) postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Lenders (or any of them) or L/C Issuer hereunder or under any other Loan Document;

(iii) reduce the principal of, or the rate of interest specified herein (it being agreed that waiver of the default interest margin shall only require the consent of the Required Lenders) or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations;

(iv) amend or modify subsection 1.10(c) or 9.11(b);

(v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(vi) amend this Section 9.1 or the definition of the Required Lenders or any provision providing for consent or other action by all Lenders;

(vii) consent to the assignment or transfer by, or discharge of, Holdings or the Borrower of any of their respective rights or obligations under the Loan Documents; or

(viii) discharge all or substantially all of the Subsidiary Guarantors from their respective Obligations or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;

it being agreed that all Lenders shall be deemed to be directly and adversely affected by an amendment or waiver of the type described in preceding clauses (v), (vi), (vii) and (viii).

(b) No amendment, waiver or consent shall, unless in writing and signed by Agent, the Swingline Lender or the L/C Issuers, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent, the Swingline Lender or any L/C Issuer, as applicable, under this Agreement or any other Loan Document.

(c) [Intentionally Omitted].

(d) Notwithstanding anything to the contrary contained in this Section 9.1, (x) Agent may amend Schedule 1.1(b) to reflect Sales entered into pursuant to Section 9.9, and (y) Agent and the Borrower may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, or (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Credit Parties.

9.2 Notices.

(a) Addresses.  All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-code fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to Agent prior to such posting, (iii) posted to any other E-System approved by or set up by or at the direction of Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower, Agent and the Swingline Lender, to the other parties hereto and (B) in the case of all other parties, to the Borrower and Agent.  Transmissions made by electronic mail or E-Fax to Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of Agent applicable at the time and previously communicated to Borrower, and (z) if receipt of such transmission is acknowledged by Agent.

(b) Effectiveness.  All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Agent pursuant to Article I shall be effective until received by Agent.

(c) Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.

9.3 Electronic Transmissions.

(a) Authorization.  Subject to the provisions of subsection 9.2(a), each of Agent, the Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein.  Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) Signatures.  Subject to the provisions of subsection 9.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each other Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E- System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E- System or E-Signature has been altered after transmission.

(c) Separate Agreements.  All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.

(d) LIMITATION OF LIABILITY.  ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN.  NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS.  Each of the Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

9.4 No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of Agent, any Lender or any L/C Issuer, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  No course of dealing between any Credit Party, any Affiliate of any Credit Party, Agent, any Lender or any L/C Issuer shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

9.5 Costs and Expenses.  Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or the Required Lenders, shall be at the expense of such Credit Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein.  In addition, the Borrower agrees to pay or reimburse within five (5) Business Days after demand (or on the Closing Date in respect of amounts incurred through such date) (a) Agent and each Arranger for all reasonable documented out-of-pocket costs and expenses incurred by it or any of its Related Persons, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs of one primary counsel for each of Agent and each Arranger and if necessary, one local counsel for Agent and each Arranger in any relevant jurisdiction, the cost of environmental audits, Collateral audits and appraisals, background checks and similar expenses, in each case to the extent permitted hereunder, (b) each of Agent, each Arranger, their respective Related Persons and each L/C Issuer for all reasonable documented out-of-pocket costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document, Obligation or Related Transaction (or the response to and preparation for any subpoena or request for document production relating thereto), and (c) fees and disbursements of Attorney Costs of (x) one primary law firm (selected by Agent) on behalf of Agent and the Lenders (taken as a group), (y) if necessary, one local counsel (selected by Agent) in any relevant jurisdiction of Agent and the Lenders (taken as a group) and (z) if necessary, solely in the case of a perceived or actual conflict of interest, one additional primary law firm and local counsel for all similarly situated affected parties on behalf of Agent or such Lenders, in each case incurred in connection with any of the matters referred to in clause (c) above.

9.6 Indemnity.

(a) Each Credit Party agrees to indemnify, hold harmless and defend Agent, each Arranger, the Syndication Agent, the Documentation Agent, each Lender, each L/C Issuer and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) the Transactions, any Loan Document, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 9.6 (i) to the extent arising from a dispute solely among Indemnitees other than claims against Agent or any Arranger or their respective Related Persons in its capacity or in fulfilling its role as Agent or Arranger and other than any claims arising out of any act or omission on the part of Holdings or any of its Subsidiaries or Affiliates or (ii) to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its officers, directors or employees, as determined by a court of competent jurisdiction in a final non-appealable judgment or order or (y) a material breach of its material obligations under the Loan Documents by such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee as determined by the final non-appealable judgment of a court of competent jurisdiction.  Furthermore, each of the Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person of such Indemnitee to the extent that such Liabilities did not result from the gross negligence, bad faith or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(b) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities imposed on, incurred by or asserted against any Indemnitee, including those arising from, or otherwise involving, any property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any Real Estate of any Credit Party or any Related Person of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) have resulted from the gross negligence, bad faith or willful misconduct of any such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee as determined by the final non-appealable judgment of a court of competent jurisdiction, or (ii)(A) are incurred solely following foreclosure by Agent or following Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (B) are attributable solely to acts of such Indemnitee.

9.7 Marshaling; Payments Set Aside.  No Secured Party shall be under any obligation to marshal any property in favor of any Credit Party or any other Person or against or in payment of any Obligation.  To the extent that any Secured Party receives a payment from the Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

9.8 Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.9, and provided further that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

9.9 Assignments and Participations; Binding Effect.

(a) Binding Effect.  This Agreement shall become effective when it shall have been executed by Holdings, the Borrower, the other Credit Parties signatory hereto and Agent and when Agent shall have been notified by each Lender that such Lender has executed it.  Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Holdings, the Borrower, the other Credit Parties hereto (in each case except for Article VIII), Agent, each Lender and each L/C Issuer receiving the benefits of the Loan Documents and, to the extent provided in Section 8.11, each other Secured Party and, in each case, their respective successors and permitted assigns.  Except as expressly provided in any Loan Document (including in Section 8.9), none of Holdings, the Borrower, any other Credit Party, any L/C Issuer or Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b) Right to Assign.  Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to (I) any existing Lender (other than a Non-Funding Lender or an Impacted Lender), (II) any Affiliate or Approved Fund of any existing Lender (other than a Non-Funding Lender or an Impacted Lender) or (III) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to (x) Agent, (y) in the case of any Sale of a Revolving Loan, Letter of Credit or Revolving Loan Commitment, each L/C Issuer and the Swingline Lender and (z) in the case of any Sale of a Revolving Loan, Letter of Credit or Revolving Loan Commitment and then only so long as no Event of Default then exists, the Borrower (which acceptance of the Borrower shall be deemed to have been given unless an objection is delivered to Agent within ten (10) Business Days after notice of a proposed Sale is delivered to the Borrower); provided, however, that (u) no Sales may be made to any Person identified in writing by the Borrower and delivered to the Arrangers on or prior to April 20, 2011 in connection with the Existing Credit Agreement (the “List of Identified Disqualified Financial Institutions”), and any other Person who (i) owns, directly or indirectly, a majority of the equity interests of any Person on the List of Identified Disqualified Financial Institutions, (ii) is controlled by any Person described in the foregoing clause (i) (for purposes hereof, “control” being the power to direct or cause the direction of management and policies of a person, whether by contract or otherwise) or (iii) is a Subsidiary of any Person on the List of Identified Disqualified Financial Institutions, in each case, without the prior written consent of the Borrower (which consent may be withheld by the Borrower in its sole discretion), which List of Identified Disqualified Financial Institutions has been made available by Agent to the Lenders (it being understood and agreed, (I) neither Agent nor any assigning Lender shall have any duty to inquire as to whether any prospective Lender is a Person described in the preceding clause (u), nor shall Agent or any assigning Lender incur any liability to any Credit Party or any other Person for consummating a Sale to a Person described in the preceding clause (u) and (II) the applicable Assignment shall contain representations and warranties by the assignee Lender that it is not a Person described in the preceding clause (u) and such assignee Lender shall be solely liable for any breach of such representation and warranty), (v) no Sales may be made to Holdings or any of its Subsidiaries or Affiliates, (w) such Sales must be ratable among the obligations owing to and owed by such Lender with respect to the Revolving Loans, (x) for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of $2,500,000 in the case of a Sale of Revolving Loans and Revolving Loan Commitments, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of the Borrower (to the extent the Borrower’s consent is otherwise required) and Agent, (y) interest accrued prior to and through the date of any such Sale may not be assigned, and (z) such Sales by Lenders who are Non- Funding Lenders due to clause (a) of the definition of Non-Funding Lender shall be subject to Agent’s prior written consent in all instances, unless in connection with such sale, such Non- Funding Lender cures, or causes the cure of, its Non-Funding Lender status as contemplated in subsection 1.11(e)(v).  Agent’s refusal to accept a Sale to a Person that would be a Non-Funding Lender or an Impacted Lender, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable.

(c) Procedure.  The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to Agent an Assignment via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor reasonably acceptable to Agent), any tax forms required to be delivered pursuant to Section 10.1 and payment of an assignment fee in the amount of $3,500 to Agent, unless waived or reduced by Agent; provided that (i) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such Assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by Agent).  Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iii) of subsection 9.9(b), upon Agent (and the Borrower, if applicable) consenting to such Assignment (if such Person’s consent is so required), from and after the effective date specified in such Assignment, Agent shall record or cause to be recorded in the Register as required under Section 1.4 the information contained in such Assignment.

(d) Effectiveness.  Subject to the recording of an Assignment by Agent in the Register pursuant to subsection 1.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(e) Grant of Security Interests.  In addition to the other rights provided in this Section 9.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f) Participants and SPVs.  In addition to the other rights provided in this Section 9.9, each Lender may (x) with notice to Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from Agent or the Borrower, sell participations to one or more Persons (other than to Holdings or any of its Subsidiaries or Affiliates) in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefits of Article X, but, with respect to Section 10.1, only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to subsection 10.1(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of subsection 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vi) of subsection 9.1(a).  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register meeting the requirements of Section §5f.103-1(c) of the United States Treasury Regulations on which it enters in book entry form the name and address of each participant and SPV and the principal amounts (and stated interest) of each participant’s and SPV’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or SPV or any information relating to a Participant’s or SPV’s interest in any Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section5f.103-1(c) of the United States Treasury Regulations.  Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of the Loan Documents notwithstanding any notice to the contrary.  No party hereto shall institute (and the Borrower and Holdings shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability).  The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.

9.10 Non-Public Information; Confidentiality.

(a) Non-Public Information.  Agent, each Lender and each L/C Issuer acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state securities laws and regulations).

(b) Confidential Information.  Each Lender, each L/C Issuer and Agent agrees to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated by any Credit Party as confidential, except that such information may be disclosed (i) with the Borrower’s consent, (ii) to Related Persons of such Lender, L/C Issuer or Agent, as the case may be, or to any Person that any L/C Issuer causes to issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 9.10 or (B) available to such Lender, L/C Issuer or Agent or any of their Related Persons, as the case may be, on a non-confidential basis from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority (and, in any such case, the Person disclosing such information shall use commercially reasonable efforts to promptly notify the Borrower prior to any disclosure, to the extent same would not be prohibited by applicable law or order), (v) to the extent necessary or customary for inclusion in league table measurements (but limited to only such customary information as required for such league tables), (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees, other than any Person on the List of Identified Disqualified Financial Institutions, SPVs (including the investors or prospective investors therein) or participants, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender, L/C Issuer or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender, L/C Issuer or Agent or any of their Related Persons.  In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern.

(c) Tombstones.  Each Credit Party consents to the publication by Agent, any Arranger or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using Borrower’s or any other Credit Party’s name, product photographs, logo or trademark.  Agent, such Arranger or such Lender shall provide a draft of any advertising material to Borrower for review and comment prior to the publication thereof.

(d) Press Release and Related Matters.  No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to Agent, GE Capital or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which Agent is party without the prior consent of Agent or GE Capital except to the extent required to do so under applicable Requirements of Law and then, only after consulting with Agent or GE Capital.

(e) Distribution of Materials to Lenders and L/C Issuers.  The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available, to the Lenders and the L/C Issuers by posting such Borrower Materials on an E-System.  The Credit Parties authorize Agent to download copies of their logos from its website and post copies thereof on an E-System.

(f) Material Non-Public Information.  The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the United States after the Closing Date, they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of United States federal and state securities laws as “PUBLIC”.  The Credit Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then Agent, the Lenders and the L/C Issuers shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of United States federal and state securities laws.  The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI:  (A) the Loan Documents, including the schedules and exhibits attached thereto, and (B) administrative materials of a customary nature prepared by the Credit Parties or Agent (including, Notices of Borrowing, Notices of Conversion/Continuation, L/C Requests, Swingline requests and any similar requests or notices posted on or through an E-System).  Before distribution of any Borrower Materials, the Credit Parties agree to execute and deliver to Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

9.11 Set-off; Sharing of Payments.

(a) Right of Setoff.  Each of Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final, but excluding trust accounts, withholding accounts, fiduciary accounts and payroll accounts so long as, with respect to payroll accounts, the amount on deposit therein is not in excess of amounts necessary for purposes of funding current payroll liabilities and amounts necessary to meet minimum balance requirements applicable to such account) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of the Borrower or any other Credit Party against any Obligation of any Credit Party now or hereafter existing which is not paid when due.  No Lender or L/C Issuer shall exercise any such right of setoff without the prior consent of Agent or the Required Lenders.  Each of Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrower and Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Lenders, the L/C Issuer, their Affiliates and the other Secured Parties may have.

(b) Sharing of Payments, Etc.  Except to the extent otherwise provided in this Agreement, if any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Section 9.9 or Article X and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation.  If a Non-Funding Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Agent in an amount that would satisfy the cash collateral requirements set forth in subsection 1.11(e).

9.12 Counterparts; Facsimile Signature.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

9.13 Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

9.14 Captions.  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

9.15 Independence of Provisions.  The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

9.16 Interpretation.  This Agreement is the result of negotiations among and has been reviewed by counsel to Credit Parties, Agent, each Lender and other parties hereto, and is the product of all parties hereto.  Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Agent merely because of Agent’s or Lenders’ involvement in the preparation of such documents and agreements.  Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 9.18 and 9.19.

9.17 No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the L/C Issuers party hereto, Agent, each Arranger and, subject to the provisions of Section 8.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  Neither Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

9.18 Governing Law and Jurisdiction.

(a) Governing Law.  The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest) (without regard to conflicts of law principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law)).

(b) Submission to Jurisdiction.  Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the County of New York, Borough of Manhattan, or of the United States of America sitting in the County of New York, Borough of Manhattan and, by execution and delivery of this Agreement, the Borrower and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of Agent, any Lender or any L/C Issuer to commence any proceeding in the federal or state courts of any other jurisdiction to the extent Agent, any Lender or any L/C Issuer determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents.  The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c) Service of Process.  Each party hereto hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein).  Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d) Non-Exclusive Jurisdiction.  Nothing contained in this Section 9.18 shall affect the right of Agent, any L/C Issuer or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

9.19 Waiver of Jury Trial.  THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY.  THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.20 Entire Agreement; Release; Survival.

(a) THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT.  IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b) In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).  Each party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor except, in the case of the Credit Parties, to the extent that such damages would otherwise be subject to indemnification in favor of the Indemnitees pursuant to the Loan Documents.

(c) (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 9.20, Sections 9.5 (Costs and Expenses), and 9.6 (Indemnity), and Articles (VIII) Agent and X (Taxes, Yield Protection and Illegality), and (ii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the termination of the Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

9.21 Patriot Act.  Each Lender that is subject to the Patriot Act hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

9.22 Replacement of Lender.  Within one hundred eighty (180) days after:  (i) receipt by the Borrower of written notice and demand from any Lender (an “Affected Lender”) for payment of additional costs as provided in Sections 10.1, 10.3 and/or 10.6; or (ii) any failure by any Lender (other than Agent or an Affiliate of Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which the Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, the Borrower may, at its option, notify Agent and such Affected Lender (or such non-consenting Lender) of the Borrower’s intention to obtain, at the Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such non-consenting Lender), which Replacement Lender shall be reasonably satisfactory to Agent and shall be subject to any other consents that may be required in connection with a Sale pursuant to subsection 9.9(b)(A) (it being understood that no Person shall be eligible as a Replacement Lender pursuant to this Section 9.22 unless such Person also was eligible to be an assignee Lender under subsection 9.9(b)).  In the event the Borrower obtains a Replacement Lender within one hundred eighty (180) days following notice of its intention to do so, the Affected Lender (or such non-consenting Lender) shall sell and assign its Loans and Commitments to such Replacement Lender, at par, provided that the Borrower has reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment.  In the event that a replaced Lender does not execute an Assignment pursuant to Section 9.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, the Borrower shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrower, the Replacement Lender and Agent, shall be effective for purposes of this Section 9.22 and Section 9.9.  Notwithstanding the foregoing, with respect to a Lender that is a Non-Funding Lender or an Impacted Lender, Agent may, but shall not be obligated to, obtain a Replacement Lender and execute an Assignment on behalf of such Non-Funding Lender or Impacted Lender at any time with three (3) Business’ Days prior notice to such Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Loans and Commitments to be sold and assigned, in whole or in part, at par.  Upon any such assignment and payment and compliance with the other provisions of Section 9.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.

9.23 Joint and Several.  The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several.  Without limiting the generality of the foregoing, reference is hereby made to Article II of the Guaranty and Security Agreement, to which the obligations of Borrower and the other Credit Parties are subject.

9.24 Creditor-Debtor Relationship.  The relationship between Agent, each Lender and the L/C Issuer, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor.  No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

9.25 OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC.

(I) EACH SECURED PARTY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE EXISTING INDEBTEDNESS DOCUMENTS, WHICH LIENS SHALL BE REQUIRED TO BE SUBORDINATED AND JUNIOR TO THE LIENS CREATED PURSUANT TO THE LOAN DOCUMENTS IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT.  PURSUANT TO THE EXPRESS TERMS OF THE INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE LOAN DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(II) EACH SECURED PARTY (I) AUTHORIZES AND INSTRUCTS AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF THE SECURED PARTIES, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT, AND (II) AGREES TO BE BOUND BY THE TERMS OF THE INTERCREDITOR AGREEMENT.

9.26 Post-Closing Obligations; Mortgage; Title Insurance; Survey; Landlord Waivers; etc.

(a) Within sixty (60) days after the Closing Date (as such date may be extended by Agent in its sole discretion), the Borrower shall have used its best efforts to obtain and provide to Agent:

(A) fully executed counterparts of Mortgages and corresponding UCC Fixture Filings, in form and substance reasonably satisfactory to Agent, which Mortgages and UCC Fixture Filings shall cover each owned Real Estate set forth on Schedule 9.26(a) hereto, together with evidence that counterparts of such Mortgages and UCC Fixture Filings have been delivered to the title insurance company insuring the Lien of such Mortgage for recording;

(B) a Mortgage Policy relating to each Mortgage of a Mortgaged Property referred to above, issued by a title insurer reasonably satisfactory to Agent, in an insured amount satisfactory to Agent and insuring Agent that the Mortgage on each such Mortgaged Property is a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens related thereto, with each such Mortgage Policy (1) to be in form and substance reasonably satisfactory to Agent, (2) to include, to the extent available in the applicable jurisdiction, supplemental endorsements (including, without limitation, endorsements relating to future advances under this Agreement and the Loans, usury, first loss, tax parcel, subdivision, zoning, contiguity, variable rate, doing business, public road access, survey, environmental lien, mortgage tax and so-called comprehensive coverage over covenants and restrictions and for any other matters that the Agent in its discretion may reasonably request), (3) to not include the “standard” title exceptions, a survey exception or an exception for mechanics’ liens, and (4) to provide for affirmative insurance and such reinsurance or coinsurance as the Agent in its discretion may reasonably request;

(C) to induce the title company to issue the Mortgage Policies referred to in subsection (ii) above, such affidavits, certificates, information and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be required by the title company, together with payment by the Borrower of all Mortgage Policy premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgages and issuance of such Mortgage Policies;

(D) a survey of each Mortgaged Property (and all improvements thereon) (1) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (2) dated not earlier than one year prior to the date of delivery thereof, (3) certified by the surveyor (in a manner reasonably acceptable to the Agent) to Agent in its capacity as such, White & Case LLP and the title company, (4) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date or preparation of such survey, and (5) sufficient for the title company to remove all standard survey exceptions from the Mortgage Policy relating to such Mortgaged Property and issue the endorsements required pursuant to the provisions of subsection 9.26(b) above;

(E) to the extent obtainable after using the Borrower’s commercially reasonable efforts, fully executed landlord waivers and/or Bailee Letters in respect of those leaseholds of Holdings or any of its Subsidiaries designated as “Leaseholds Subject to Landlord Waivers” on Schedule 9.26(b), each of which landlord waivers and/or Bailee Letters shall be in form and substance reasonably satisfactory to Agent;

(F) to the extent requested by Agent, copies of all leases in which Holdings or any of its Subsidiaries holds the lessor’s interest or other agreements relating to possessory interests, if any; provided that, to the extent any of the foregoing affect such Mortgaged Property, to the extent requested by Agent, such agreements shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement (with any such agreement being reasonably acceptable to Agent);

(G) a “life of loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property, in form and substance acceptable to Agent (together with notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrower and any applicable Subsidiary and evidence of flood insurance, in the event any improved parcel of Mortgaged Property is located in a special flood hazard area);

(H) to the extent requested by Agent, an appraisal complying with FIRREA for each Mortgaged Property; and

(I) opinions of counsel for the Credit Parties in form and substance reasonably satisfactory to Agent.

(b) Within sixty (60) days after the Closing Date (as such date may be extended by Agent in its sole discretion), each Credit Party shall have used commercially reasonable efforts to obtain a landlord agreement or bailee waivers, as applicable, from the lessor of each leased property or bailee in possession of any Collateral with respect to each location where any Collateral with a Fair Market Value of $1,000,000 or more is stored or located, which agreement shall be reasonably satisfactory in form and substance to Agent.

ARTICLE X
TAXES, YIELD PROTECTION AND ILLEGALITY

10.1 Taxes.

(a) Except as otherwise provided in this Section 10.1, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, but excluding Excluded Taxes, the “Taxes”).

(b) If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 10.1), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Credit Party shall deliver to Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Agent.

(c) In addition, the Borrower agrees to pay any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”).  Within 30 days after the date of any payment of Taxes or Other Taxes by any Credit Party, the Borrower shall furnish to Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt or other evidence of payment thereof.

(d) The Borrower shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to Agent), each Secured Party for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) paid by such Secured Party that relate to the payment by or on behalf of the Borrower under a Loan Document and any Liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided, however, that the Borrower shall not be required to compensate a Secured Party pursuant to this Section 10.1(d) for any amounts incurred more than six (6) months prior to the date such Secured Party notifies the Borrower of such Secured Party’s intention to claim compensation therefore; provided, further, that if the circumstances giving rise to such claim have a retroactive effect, then such six (6) month period shall be executed to include such period of retroactive effect.  A certificate of the Secured Party (or of Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to Agent, shall be conclusive, binding and final for all purposes, absent manifest error.  In determining such amount, Agent and such Secured Party may use any reasonable averaging and attribution methods.

(e) Any Lender claiming any additional amounts payable pursuant to this Section 10.1 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f) (i) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or, after a change in any Requirement of Law, is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable:  (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY (along with any underlying forms) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments of interest to be made to such Non-U.S. Lender Party under the Loan Documents.  Unless the Borrower and Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Credit Parties and Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.  Notwithstanding the foregoing, if, as a result of either (i) a change in any Requirement of Law or (ii) a change in circumstances with respect to a Credit Party, a non-U.S. Lender Party is unable to supply the forms or other documents required by this paragraph such Non-U.S. Lender Party shall notify the Borrower and Agent of its inability and be treated as having complied with all of the requirements of this paragraph.

(ii) Each U.S. Lender Party shall provide Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete and (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f).  Notwithstanding the foregoing, a U.S. Lender Party need not provide such forms if such U.S. Lender Party is an exempt recipient under the United States Treasury Regulation Section 1.6049-4(c)(1)(ii).

(iii) If a payment made to a Non-U.S. Lender Party would be subject to United States federal withholding tax imposed by FATCA if such Non-U.S. Lender Party fails to comply with the applicable reporting requirements of FATCA, such Non-U.S. Lender Party shall deliver to Agent and Borrower documentation, at the time or times prescribed by law, prescribed by the IRS to demonstrate that such Non-U.S. Lender has complied with applicable reporting requirements of FATCA so that payments made to such Non-U.S. Lender hereunder would not be subject to U.S. federal withholding taxes under FATCA, or if necessary, to determine the amount to deduct and withhold from such payment.

(g) If a Secured Party determines, in its sole discretion, that it has received a refund, whether in the form of a payment, credit or offset (but only to the extent such credit or offset is actually utilized), of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 10.1, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 10.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Secured Party and without interest (other than any interest paid, credited or allowed as an offset, by the relevant Governmental Authority with respect to such refund, which interest shall be paid to the Borrower); provided, that (i) a Secured Party may determine in its sole discretion consistent with the policies of such Secured Party, whether to file a claim for a refund, (ii) no Secured Party shall be required to pay any amounts pursuant to this Section 10.1(g) at any time which a Default or Event of Default exists and (iii) the Borrower, upon the request of such Secured Party, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Secured Party in the event the Secured Party is required to repay such refund to such Governmental Authority.  Nothing in this subsection 10.1(g) shall be construed to require any Lender to make available its tax returns (or any other information which it deems confidential) to the Borrower or any other Person.

10.2 Illegality.  If after the date hereof any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrower through Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified Agent and the Borrower that the circumstances giving rise to such determination no longer exists.

(a) Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Borrower shall prepay in full all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.

(b) If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrower may elect, by giving notice to such Lender through Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

(c) Before giving any notice to Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

10.3 Increased Costs and Reduction of Return.

(a) If any Lender or L/C Issuer shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any Requirement of Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, there shall be any increase in the cost to such Lender or L/C Issuer of agreeing to make or making, funding or maintaining any LIBOR Rate Loans or of issuing or maintaining any Letter of Credit (other than any Excluded Taxes or any Taxes that are otherwise provided for in Section 10.1), then the Borrower shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender or L/C Issuer (with a copy of such demand to Agent), pay to Agent for the account of such Lender or L/C Issuer, additional amounts as are sufficient to compensate such Lender or L/C Issuer for such increased costs; provided, that the Borrower shall not be required to compensate any Lender or L/C Issuer pursuant to this subsection 10.3(a) for any increased costs incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower, in writing of the increased costs and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender or L/C Issuer shall have determined that:

(i) the introduction of any Capital Adequacy Regulation;

(ii) any change in any Capital Adequacy Regulation;

(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv) compliance by such Lender or L/C Issuer (or its Lending Office) or any entity controlling the Lender or L/C Issuer, with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by such Lender or L/C Issuer or any entity controlling such Lender or L/C Issuer and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s or L/C Issuer’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender or L/C Issuer (with a copy to Agent), the Borrower shall pay to such Lender or L/C Issuer, from time to time as specified by such Lender or L/C Issuer, additional amounts sufficient to compensate such Lender or L/C Issuer (or the entity controlling the Lender or L/C Issuer) for such increase; provided, that the Borrower shall not be required to compensate any Lender or L/C Issuer pursuant to this subsection 10.3(b) for any amounts incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower, in writing of the amounts and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c) Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in a Requirement of Law under subsection (a) above and/or a change in a Capital Adequacy Regulation under subsection (b) above, as applicable, regardless of the date enacted, adopted or issued.

10.4 Funding Losses.  The Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss or expense (other than any anticipated lost profits) which such Lender may sustain or incur as a consequence of:

(a) the failure of the Borrower to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

(b) the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c) the failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 1.7;

(d) the prepayment (including pursuant to Section 1.8) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e) the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense (other than any anticipated lost profits) arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clauses (d) and (e) above, such Lender shall have notified Agent of any such expense within two (2) Business Days of the date on which such expense was incurred; provided, however, that the Borrower shall not be required to compensate any Lender pursuant to this Section 10.4 for any amounts incurred more than six (6) months prior to the date such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor.  Solely for purposes of calculating amounts payable by the Borrower to the Lenders under this Section 10.4 and under subsection 10.3(a):  each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

10.5 Inability to Determine Rates.  If Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to subsection 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such LIBOR Rate Loan, Agent will forthwith give notice of such determination to the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until Agent revokes such notice in writing.  Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it.  If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans.

10.6 Certificates of Lenders.  Any Lender or L/C Issuer claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

ARTICLE XI
DEFINITIONS

11.1 Defined Terms.  The following terms are defined in the Sections or subsections referenced opposite such terms:

“Affected Lender”	9.22
“Aggregate Excess Funding Amount”	1.11(e)
“Agreement”	Preamble
“Borrower”	Preamble
“Borrower Materials”	9.10(e)
“Event of Default”	7.1
“GE Capital”	Preamble
“Holdings”	Recitals
“Indemnified Matters”	9.6
“Indemnitee”	9.6
“Investments”	5.4
“L/C Reimbursement Agreement”	1.1(c)
“L/C Reimbursement Date”	1.1(c)
“L/C Request”	1.1(c)
“L/C Sublimit”	1.1(c)
“Lender”	Preamble
“Letter of Credit Fee”	1.9(c)
“Liquidating Person”	5.3
“List of Identified Disqualified Institutions”	9.9(b)
“Maximum Lawful Rate”	1.3(d)
“Maximum Revolving Loan Balance”	1.1(b)
“MNPI”	9.10(a)
“Notice of Conversion/Continuation”	1.6(a)
“OFAC”	3.25
“Other Taxes”	10.1(c)
“Permitted Liens”	5.1
“Register”	1.4(b)
“Replacement Lender”	9.22
“Restricted Payments”	5.9
“Revolving Loan”	1.1(b)
“Revolving Loan Commitment”	1.1(b)
“Sale”	9.9(b)
“SDN List”	3.25
“Settlement Date”	1.11(b)
“Shareholder Subordinated Notes”	5.5(l)
“Swing Loan”	1.1(d)
“Swingline Request”	1.1(d)
“Tax Return”	3.10
“Taxes”	10.1(a)
“Unused Commitment Fee”	1.9(b)

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) of the Borrower and its Subsidiaries, including, without limitation, the unpaid portion of the obligation of a customer of the Borrower or any of its Subsidiaries in respect of inventory purchased by and shipped to such customer and/or the rendition of services by the Borrower or such Subsidiary, as stated on the respective invoice of the Borrower or such Subsidiary, net of any credits, rebates or offsets owed to such customer.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of one hundred percent (100%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Wholly-Owned Subsidiary of the Borrower, or (c) a merger or consolidation or any other combination with another Person.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.  Without limitation, any director, executive officer or beneficial owner of ten percent (10%) or more of the Stock (either directly or through ownership of Stock Equivalents) of a Person shall for the purposes of this Agreement, be deemed to be an Affiliate of such Person.  Notwithstanding the foregoing, neither Agent nor any Lender nor any Affiliate thereof shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents.

“Agent” means GE Capital in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent.

“Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of the Lenders, which shall, as of the Closing Date, be in the amount of $8,000,000, as such amount shall be reduced from time to time pursuant to this Agreement.

“Applicable Margin” means:

means:

(a)           with respect to Revolving Loans and Swing Loans:  (x) if a Base Rate Loan, six and one-half percent (6.50%) per annum and (y) if a LIBOR Rate Loan, seven and one-half percent (7.50%) per annum;

(b)           Notwithstanding anything to the contrary set forth above or elsewhere in this Agreement, each of the interest rate margins set forth in clauses (a) and (b) above shall, without any further action of, consent by or notice to Agent, any Lender, any Credit Party or any other Person, automatically and permanently increase by (i) 50 basis points in the event the Borrower shall not have obtained the Junior Capital pursuant to and in accordance with Section 4.17 on or before the Junior Capital Outside Date, such increase being effective as of November 1, 2013 and (ii) an additional 50 basis points for each subsequent period of three consecutive months following the Junior Capital Outside Date during which the Borrower shall not have obtained the Junior Capital pursuant to and in accordance with Section 4.17, such increase being effective as of the first day immediately succeeding the last day of each such three month period.  By way of example, if the Borrower shall obtain the Junior Capital on February 25, 2014, the interest rate margins set forth in clauses (a) and (b) shall each have increased 50 basis points on November 1, 2014 as a result of the Borrower not obtaining the Junior Capital by the Junior Capital Outside Date and an additional 50 basis points on February 1, 2014 as a result of the Borrower’s failure to obtain the Junior Capital during the period from November 1, 2013 to January 31, 2014.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Arranger” means GE Capital Markets, Inc.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with the consent of any party whose consent is required by Section 9.9), accepted by Agent, substantially in the form of Exhibit 11.1(a) or any other form approved by Agent.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Availability” means, as of any date of determination, the amount by which (a) the Maximum Revolving Loan Balance, exceeds (b) the aggregate outstanding principal balance of Revolving Loans.

“Bailee Letter” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent), (b) the sum of 0.50% per annum and the Federal Funds Rate, and (c) the sum of (x) LIBOR calculated for each such day based on an Interest Period of one month determined two (2) Business Days prior to such day (but for the avoidance of doubt, not less than one and one-half percent (1.5%) per annum), plus (y) 1.0%.  Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “bank prime loan” rate, the Federal Funds Rate or LIBOR for an Interest Period of three months.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (and governed by the laws of the United States ), other than a Multiemployer Plan or Title IV Plan, to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrower on the same day by the Lenders pursuant to Article I.

“Business Day” means any day other than a Saturday, Sunday or other day on which federal reserve banks are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Loan, a day on which dealings are carried on in the London interbank market.

“Calculation Period” means, with respect to any Significant Disposition or other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of any such Significant Disposition or other event for which financial statements have been delivered to Agent and the Lenders pursuant to this Agreement.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

“Capital Expenditures” means, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capital Lease Obligations incurred by such Person.

“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Capital Lease Obligations” means all monetary obligations of any Credit Party or any Subsidiary of any Credit Party under any Capital Leases.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily- marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000, (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clause (a), (b), (c) or (d) above shall not exceed 365 days, and (f) in the case of Foreign Subsidiaries of the Borrower only (in addition to instruments referred to in clauses (a) through (e) above), instruments equivalent to those referred to in clauses (a) through (e) above denominated in a foreign currency, which are substantially equivalent in credit quality and tenor to those referred to above and customarily used by businesses for short term cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Foreign Subsidiary of the Borrower organized in such jurisdiction.

“CFC” means any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of section 957 of the Code.

“Change of Control” means (i) prior to a Qualified IPO, the Sponsor shall at any time and for any reason cease to own, directly or indirectly, at least a majority of both the economic and voting Stock of Holdings (determined on a fully diluted basis) or otherwise ceases to control Holdings, (ii) after a Qualified IPO, (A) the Sponsor shall at any time and for any reason cease to own, directly or indirectly, at least twenty percent (20%) of both the economic and voting Stock of Holdings (on a fully diluted, aggregate basis (regardless of class of any such Stock of Holdings)) or (B) any “person” or “group” (as such terms are used in the Sections 13(d) and 14(d) of the Exchange Act, other than the Sponsor, (x) is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), of thirty percent (30%) or more of the voting or economic Stock of Holdings (in either case, on a fully diluted, aggregate basis (regardless of class of any such Stock of Holdings)) or (y) has the right to elect (by contract or otherwise) a majority of the board of directors of Holdings or (C) Continuing Directors shall cease to constitute a majority of the members of the board of directors of Holdings, (iii) Holdings shall at any time and for any reason cease to own directly 100% of the Stock and Stock Equivalents of the Borrower or (iv) a “change of control” or similar event shall occur as provided (and defined) in the Existing Indebtedness Documents.

“Closing Date” means August 8, 2013.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party and any other Person who has granted a Lien to Agent, in or upon which a Lien is granted or purported to be granted now or hereafter exists in favor of any Lender or Agent for the benefit of Agent, Lenders and other Secured Parties, whether under this Agreement, under any Collateral Document or under any other documents executed by any such Persons and delivered to Agent.  Notwithstanding anything to the contrary contained above, “Collateral” shall not include any “Excluded Collateral” (as such term is defined in the Guaranty and Security Agreement).

“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Mortgages, each Control Agreement and all other security agreements, pledge agreements, patent and trademark security agreements, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party or any other Person pledging or granting a lien on Collateral or guaranteeing the payment and performance of the Obligations, and any Lender or Agent for the benefit of Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or Agent for the benefit of Agent, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Commitment” means, for each Lender, the sum of its Revolving Loan Commitment.

“Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s Revolving Loan Commitment, divided by the Aggregate Revolving Loan Commitment, as applicable;; provided, that, that following acceleration of the Loans, such term means, as to any Lender, the percentage equivalent of the principal amount of the Loans held by such Lender divided by the aggregate principal amount of the Loans held by all Lenders.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, adjusted by (A) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of Holdings and its Subsidiaries determined on a consolidated basis for such period, (ii) provision for taxes based on income and foreign withholding taxes for Holdings and its Subsidiaries determined on a consolidated basis for such period, (iii) all depreciation and amortization expense of Holdings and its Subsidiaries determined on a consolidated basis for such period, (iv) the amount of all Transaction Expenses for such period that are approved by the Arrangers, (v) the amount of all non-cash deferred compensation expense of Holdings and its Subsidiaries determined on a consolidated basis for such period resulting from the issuance of Stock or Stock Equivalents to former or current directors, officers or employees of Holdings or any Subsidiary of Holdings, or the exercise of such Stock Equivalents, (vi) the amount of all non-cash charges relating to the impairment or write-down of fixed assets, intangible assets (other than Accounts) or goodwill for such period, (vii) the amount of all other non-cash charges of Holdings and its Subsidiaries determined on a consolidated basis for such period, excluding any non-cash charge relating to a write-down, write off or reserve with respect to Accounts and inventory, (viii) reserved, (ix) any losses from sales of assets for such period other than inventory sold in the Ordinary Course of Business, (x) any extraordinary cash losses for such period, (xi) currency translation non-cash losses for such period related to currency remeasurements (including any loss resulting from Rate Contracts for currency exchange risk), (xii) any unrealized non-cash losses for such period in connection with any hedging agreements, (xiii) all fees and expenses incurred for such period in connection with Permitted Acquisitions (as such term is defined in the Existing Credit Agreement) and approved by Agent, (xiv) reserved, (xv) any fees and expenses incurred for such period in connection with the initial public offering of voting common Stock of Holdings (including fees and expenses incurred in connection with an unconsummated initial public offering of such Stock), including, without limitation, fees and expenses incurred in connection with the Second Amendment (as such term is defined in the Existing Credit Agreement)  and the termination fee with respect to the Management Agreement paid in accordance with the Second Amendment (as such term is defined in the Existing Credit Agreement), (xvi) costs and expenses actually incurred and paid in cash by Holdings or any Subsidiary of Holdings in connection with the restructuring efforts of Holdings and its Subsidiaries commenced during Fiscal Year 2013, together with severance expenses, in an aggregate amount for all such costs and expenses described in this clause (xvi) not to exceed (y) $4,500,000 during Fiscal Year 2013 and (z) $500,000 during Fiscal Year 2014, and (xvii) fees and expenses paid to Agent and/or the Lenders and legal expenses paid by the Borrower, in each case, pursuant to or in connection with the Sixth Amendment (as such term is defined in the Existing Credit Agreement) and, to the extent paid by the Borrower, the consulting fees and related expenses pursuant to the Consulting Agreement (as defined in the Sixth Amendment (as such term is defined in the Existing Credit Agreement)), and (B) subtracting therefrom (to the extent not otherwise deducted in determining Consolidated Net Income for such period) the amount of (i) all cash payments and cash charges made during such period relating to any non-cash charges taken in a previous period pursuant to preceding clause (A)(vii), (ii) any gains from sales of assets for such period other than inventory sold in the Ordinary Course of Business, (iii) any extraordinary cash gains for such period, (iv) any non-cash income or gains for such period (including any non-cash from the cancellation of Indebtedness), (v) currency translation gains for such period related to currency remeasurements (including any net gain resulting from Rate Contracts for currency exchange risk), (vi) any unrealized gains for such period in connection with any hedging agreements and (vii) solely for purposes of calculating the Interest Coverage Ratio for such period, all cash interest income for such period.  For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein.

“Consolidated Indebtedness” means, at any time, the sum of (without duplication) (i) all Indebtedness of Holdings and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capital Lease Obligations on the liability side of a consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP, (ii) all Indebtedness of Holdings and its Subsidiaries of the type described in clauses (c) and (d) of the definition of Indebtedness, (iii) all Contingent Obligations of Holdings and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) through (iii) inclusive; provided that the aggregate amount available to be drawn (i.e., unfunded amounts) under all letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations issued for the account of Holdings or any of its Subsidiaries (but excluding, for avoidance of doubt, all unpaid drawings or other matured monetary obligations owing in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations) shall not be included in any determination of “Consolidated Indebtedness”, and shall not be included in any calculation of “Consolidated Indebtedness”.  Notwithstanding the foregoing, Consolidated Indebtedness shall not include Indebtedness arising as a result of any changes in GAAP which would classify any operating leases so characterized in accordance with GAAP (as GAAP is in effect as of the date hereof) as Capital Lease Obligations (or the equivalent) required to be reflected on a consolidated balance sheet of the issuer in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the total consolidated interest expense of Holdings and its Subsidiaries (including, without limitation, all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to letters of credit and Rate Contracts) for such period (calculated without regard to any limitations on payment thereof) (but net of cash interest income of Holdings and its Subsidiaries for such period), adjusted to exclude (to the extent same would otherwise be included in the calculation above) (x) the amortization of any deferred financing costs for such period and (y) any interest expense actually “paid in kind” or accreted or capitalized during such period, plus (ii) without duplication, that portion of Capital Lease Obligations and any Indebtedness of the type described in clause (g) of the definition thereof of Holdings and its Subsidiaries on a consolidated basis representing the interest factor for such period.

“Consolidated Net Income” means, for any period, the net income (or loss) of Holdings and its Subsidiaries for such period, determined on a consolidated basis (after any deduction for minority interests) in accordance with GAAP, provided that (i) in determining Consolidated Net Income, the net income of any other Person which is not a Subsidiary of Holdings or is accounted for by Holdings by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to Holdings or a Subsidiary thereof during such period, (ii) the net income of any Subsidiary of Holdings (other than the Borrower) shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary, and (iii) except for determinations expressly required to be made on a Pro Forma Basis, Consolidated Net Income shall exclude the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or all or substantially all of the property or assets of such Person are acquired by a Subsidiary of the Borrower.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person:  (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Continuing Directors” means the directors of Holdings on the Closing Date and each other director of Holdings if such director’s appointment or nomination for election to the board of directors of Holdings is recommended or approved by (i) a majority of the then Continuing Directors or (ii) the Sponsor.

“Control Agreement” means a quad-party deposit account, securities account or commodities account control agreement by and among the applicable Credit Party, Agent, the Existing Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory to Agent and the Existing Agent and in any event providing to Agent and the Existing Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC.

“Conversion Date” means any date on which the Borrower converts a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Credit Parties” means Holdings, the Borrower and each Subsidiary Guarantor.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Disposition” means (a) the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under subsections 5.2(a), 5.2(c), 5.2(d), 5.2(e), 5.2(f), 5.2(g), 5.2(i), 5.2(j), 5.2(k), 5.2(l), 5.2(m), 5.2(n), 5.2(o) and 5.2(p), and (b) the sale or transfer by the Borrower or any Subsidiary of the Borrower of any Stock or Stock Equivalent issued by any Subsidiary of the Borrower and held by such transferor Person (other than to the Borrower or a Wholly-Owned Domestic Subsidiary of the Borrower that is a Subsidiary Guarantor).

“Dollars”, “dollars” and “$” each mean lawful money of the United States of America. “Domestic Subsidiary” means any Subsidiary incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.

“E-Fax” means any system used to receive or transmit faxes electronically.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Environmental Laws” means all present and future Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health and safety from exposure to Hazardous Materials, workplace health and safety, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and Attorneys’ Costs) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party, or any Lender, as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any Release, and resulting from the ownership, lease, sublease or other operation or occupation of Real Estate by any Credit Party or any Subsidiary of any Credit Party, in each case whether on, prior or after the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b) or (c) of the Code and for purposes of Section 302 of ERISA and Section 412 of the Code, under Section 414(b), (c), (m) or (o) of the Code, or under Section 4001 of ERISA.

“ERISA Event” means any of the following:  (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by Agent, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Event of Loss” means, with respect to any Property, any of the following:  (a) any loss, destruction or damage of such Property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such Property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Agent” means General Electric Capital Corporation, in its capacity as agent for the Existing Lenders pursuant to the Existing Credit Agreement, together with its successors and assigns in such capacity.

“Existing Credit Agreement” means that certain First Lien Credit Agreement, dated as of May 27, 2011, as amended as of the date hereof, by and among Holdings, Borrower, the Subsidiary Guarantors, Existing Agent and the Existing Lenders.

“Existing Indebtedness” means Indebtedness of the Borrower, which is guaranteed by the other Credit Parties, to the Existing Lenders pursuant to the Existing Credit Agreement in an original aggregate principal amount of $192,000,000, together with fees, costs and other amounts, in each case, incurred pursuant to the terms of the Existing Indebtedness Documents.

“Existing Indebtedness Documents” means the Existing Credit Agreement, the notes and guarantees issued pursuant thereto, and the collateral documents executed and delivered in connection therewith.

“Existing Indebtedness Liens” means Liens in favor of Existing Agent second in priority to the Liens granted to Agent under the Loan Documents, for the benefit of the Existing Agent and the Existing Lenders on the Collateral with respect to which Agent shall have a prior perfected Lien and subject at all times to the Intercreditor Agreement.

“Existing Lenders” means the lenders from time to time party to the Existing Credit Agreement.

“Excluded Accounts” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Excluded Subsidiaries” means (i) Immaterial Wholly-Owned Domestic Subsidiaries, (ii) any Wholly-Owned Domestic Subsidiary that is a direct or indirect Subsidiary of a CFC, (iii) any Subsidiary that is a CFC, (iv) any Wholly-Owned Domestic Subsidiary created or organized after the Closing Date which would require the consent, approval, license or authorization of any Governmental Authority to enter into the Guarantee and Security Agreement unless such consent, approval, license or authorization has been obtained, and (v) any Wholly-Owned Domestic Subsidiary substantially all of whose Property are (and continue to be) only the Stock of CFC’s and, to the extent not prohibited by this Agreement, cash and cash equivalents and intercompany receivables and loans.

“Excluded Tax” means with respect to any Secured Party (a) taxes measured by net income (including branch profit taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party as a result of a present or former connection between such Secured Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Secured Party having executed, delivered, became a party to, received or perfected a security interest under or performed its obligations or received a payment under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document); (b) withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a “Secured Party” under this Agreement or designates a new Lending Office, except in each case to the extent that such Secured Party (or its assignor, if any) was entitled, at the time of designation of new Lending Office or assignment, to receive additional amounts under Section 10.1(b); (c) taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Secured Party to deliver the documentation required to be delivered pursuant to Section 10.1(f); and (d) in the case of a Non-U.S. Lender Party, any United States federal withholding taxes imposed on amounts payable to such Non-U.S. Lender Party as a result of such Non-U.S. Lender Party’s failure to comply with FATCA.

“Fair Market Value” means, with respect to any asset (including any Stock or Stock Equivalents of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer, of Holdings, or the Subsidiary of Holdings selling such asset.

“FATCA” means sections 1471, 1472, 1473 and 1474 of the Code as enacted on the Closing Date, the United States Treasury Regulations promulgated thereunder and published guidance with respect thereto, or any amended or successor version that is substantively comparable; provided that any such amended or successor version imposes criteria that are not materially more onerous than those contained in such sections as enacted on the Closing Date.

“Federal Flood Insurance” means Federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent in a commercially reasonable manner.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Final Availability Date” means the earlier of the Revolving Termination Date and one (1) Business Day prior to the date specified in clause (a) of the definition of Revolving Termination Date.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Tier Foreign Subsidiary” means a Foreign Subsidiary held directly by a Credit Party or indirectly by a Credit Party.

“Fiscal Quarter” means any of the quarterly accounting periods of the Credit Parties ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Credit Parties ending on December 31 of each year.

“Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines.  Flood Insurance shall be in an amount equal to the full, unpaid balance of the Loans and any prior liens on the Real Estate up to the maximum policy limits set under the National Flood Insurance Program, or as otherwise required by Agent, with deductibles not to exceed $50,000.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), including, without limitation, the FASB Accounting Standards Codification™, which are applicable to the circumstances as of the date of determination, subject to Section 11.3.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranty and Security Agreement” means that certain First Lien Guaranty and Security Agreement, dated as of even date herewith, substantially in the form of Exhibit 11.1(c), made by the Credit Parties in favor of Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time.

“Hazardous Materials” means any substance, material or waste that is regulated (due to its toxic, ignitable, reactive, corrosive, caustic or dangerous properties or characteristics) or otherwise gives rise to liability under any Environmental Law, including but not limited to any “Hazardous Waste” as defined by the Resource Conservation and Recovery Act (RCRA) (42 U.S.C. § 6901 et seq. (1976)), any “Hazardous Substance” as defined under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) (42 U.S.C. §9601 et seq. (1980)), any contaminant, pollutant, petroleum or any fraction thereof, asbestos, asbestos containing material, polychlorinated biphenyls, toxic mold, and radioactive substances or any other substance that is toxic, ignitable, reactive, corrosive, caustic, or dangerous.

“Immaterial Wholly-Owned Domestic Subsidiary” means any Wholly-Owned Domestic Subsidiary of the Borrower designated in writing by the Borrower to Agent as an Immaterial Wholly-Owned Domestic Subsidiary that is not already a Subsidiary Guarantor and that does not, as of the last day of the most recently completed Fiscal Quarter, have assets with a value in excess of three percent (3%) of the consolidated total assets of the Borrower and its Wholly- Owned Subsidiaries and did not, as of the Test Period ending on the last day of such Fiscal Quarter, have revenues exceeding three percent (3%)% of the consolidated revenues of the Borrower and its Wholly-Owned Subsidiaries; provided that if (a) such Wholly-Owned Domestic Subsidiary shall have been designated in writing by the Borrower to Agent as an Immaterial Wholly-Owned Domestic Subsidiary, and (b) if (i) the aggregate assets then owned by all Wholly-Owned Domestic Subsidiaries of the Borrower that would otherwise constitute Immaterial Wholly-Owned Domestic Subsidiaries shall have a value in excess of five percent (5%) of the consolidated total assets of the Borrower and its Wholly-Owned Subsidiaries as of the last day of such Fiscal Quarter or (ii) the combined revenues of all Wholly-Owned Domestic Subsidiaries of the Borrower that would otherwise constitute Immaterial Wholly-Owned Domestic Subsidiaries shall exceed five percent (5%) of the consolidated revenues of the Borrower and its Wholly-Owned Subsidiaries for such Test Period, the Borrower shall redesignate one or more of such Wholly-Owned Domestic Subsidiaries to not be Immaterial Wholly-Owned Domestic Subsidiaries within ten (10) Business Days after delivery of the Compliance Certificate for such Fiscal Quarter such that only those such Wholly-Owned Domestic Subsidiaries as shall then have aggregate assets of less than five percent (5%) of the consolidated total assets of the Borrower and its Wholly-Owned Subsidiaries and combined revenues of less than five percent (5%) of the consolidated revenues of the Borrower and its Wholly-Owned Subsidiaries shall constitute Immaterial Wholly-Owned Domestic Subsidiaries.

“Impacted Lender” means any Lender that fails to provide Agent, within three (3) Business Days following Agent’s written request, satisfactory assurance that such Lender will not become a Non-Funding Lender, or any Lender that has a Person that directly or indirectly controls such Lender and such Person (a) becomes subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (b) has appointed a custodian, conservator, receiver or similar official for such Person or any substantial part of such Person’s assets, or (c) makes a general assignment for the benefit of creditors, is liquidated, or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for each of clauses (a) through (c), Agent has determined that such Lender is reasonably likely to become a Non-Funding Lender.  For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.

“Indebtedness” of any Person means, without duplication:  (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services, including earnouts (other than trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the latest Maturity Date then in effect for any Tranche of Loans, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations described in clause (a) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above; provided that, except to the extent set forth in clause (h) above, any liability required to be classified as indebtedness pursuant to FASB 150 shall not be deemed to be Indebtedness.  Notwithstanding the foregoing, Indebtedness shall not include Indebtedness arising as a result of any changes in GAAP which would classify any operating leases so characterized in accordance with GAAP (as GAAP is in effect as of the date hereof) as Capital Lease Obligations, (or the equivalent) required to be reflected on a consolidated balance sheet of the Issuer in accordance with GAAP.

“Interest Reserve” means a reserve against the Aggregate Revolving Loan Commitment established by the Agent on the first day of each month in an amount equal to the aggregate amount of interest in respect of the Loans  accrued, or to be accrued, in respect of such month, but, in any event, not to exceed $1,300,000, as such reserve may be reduced during any such month by the amount of Revolving Loans, if any, funded specifically for the purpose of paying the interest for which such reserve was established.

“Initial Revolving Termination Date” means October 31, 2013.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Intercompany Subordination Agreement” means that certain Intercompany Subordination Agreement dated as of even date herewith by and among Agent, the Credit Parties and their respective Subsidiaries party thereto, substantially in the form of Exhibit 11.1(f) hereto, as the same may be amended, restated and/or modified from time to time subject to the terms thereof.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of even date herewith by and among the Credit Parties, Agent and Existing Agent, substantially in the form of Exhibit 11.1(g) hereto, as the same may be amended, restated and/or modified from time to time subject to the terms thereof.

“Interest Coverage Ratio” means, for any period, the ratio of (x) Consolidated EBITDA for such period to (y) Consolidated Interest Expense for such period.

“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan (other than a LIBOR Rate Loan having an Interest Period of six (6) months or more) the last day of each Interest Period applicable to such LIBOR Rate Loan, (b) with respect to any LIBOR Rate Loan having an Interest Period of six (6) months or more, the last day of each three (3) month interval and, without duplication, the last day of such Interest Period, and (c) with respect to Base Rate Loans (including Swing Loans) the last day of each calendar quarter.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such LIBOR Rate Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months or, if agreed to by all Lenders under the applicable Tranche, nine (9) or twelve (12) months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

(a)           if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b)           any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date.

“Internet Domain Name” means all rights, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.

“IP Ancillary Rights” means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing.  The terms “Issued” and “Issuance” have correlative meanings.

“Junior Capital” means additional junior capital in the form of unsecured mezzanine Indebtedness or preferred equity, in either case, on terms and conditions (including subordination terms) reasonably acceptable to Agent or in the form of common equity, in any case, with aggregate Net Issuance Proceeds in an amount not less than $20,000,000.

“Junior Capital Outside Date” means October 31, 2013.

“L/C Issuer” means any Lender or an Affiliate thereof or a bank or other legally authorized Person, in each case reasonably acceptable to Agent, in such Person’s capacity as an issuer of Letters of Credit hereunder, but only so long as such Lender, Affiliate thereof or other Person has agreed, in such Person’s sole discretion, to be an L/C Issuer hereunder.

“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrower to the L/C Issuer thereof or to Agent, as and when matured, to pay all amounts drawn under such Letter of Credit.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower and Agent.

“Letter of Credit” means documentary or standby letters of credit issued for the account of the Borrower by L/C Issuers, and bankers’ acceptances issued by Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of the Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in subsection 1.1(c) with respect to any Letter of Credit.  The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means, for each Interest Period, the highest of (a) 1.5% per annum and (b) (x) the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR01 Page (or such other comparable page as may, in the opinion of Agent, replace such page for the purpose of displaying such rates) as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period, divided by (y) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).  If no such offered rate exists, such rate determined pursuant to preceding clause (b)(x) will be the rate of interest per annum, as determined by Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

“LIBOR Rate Loan” means a Loan that bears interest based on LIBOR.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement (without the consent of, or authorization by, Holdings or any of its Subsidiaries) naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease.

“Loan” means an extension of credit by a Lender to the Borrower pursuant to Article I, and may be a Base Rate Loan or a LIBOR Rate Loan.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents, the Master Agreement for Standby Letters of Credit, the Master Agreement for Documentary Letters of Credit, the Intercreditor Agreement and all documents delivered to Agent and/or any Lender in connection with any of the foregoing.

“Management Agreement” means that certain Management Agreement dated as of May 18, 2004 among Sponsor, Holdings and the Borrower, as the same has been amended on or prior to the Closing Date.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means:  (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties, liabilities or financial condition of Holdings and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Credit Party to perform in any material respect its obligations under any Loan Document; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document, or (ii) the perfection or priority of any Lien granted to the Lenders or to Agent for the benefit of the Secured Parties under any of the Collateral Documents (other than a perfected Lien on an immaterial portion of the Collateral).

“Maturity Date” means the Revolving Termination Date.

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, deed to secure debt or other document creating a Lien on Real Estate located in the United States or any interest in Real Estate located in the United States.

“Mortgage Policy” means a Lender’s title insurance policy (Form 2006).

“Mortgaged Property” means (a) each owned parcel of Real Estate identified on Schedule 9.26(a) hereto and (b) each other owned parcel of Real Estate, if any, which shall be required to be subject to a Mortgage pursuant to this Agreement.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a Federal insurance program.

“Net Issuance Proceeds” means, in respect of any issuance of Indebtedness or Stock or Stock Equivalents, the cash proceeds received by Holdings or any of its Subsidiaries therefrom, net of underwriting discounts, transaction taxes paid or payable as a result thereof and out-of-pocket costs, fees, and expenses (including commissions, professional and transaction fees) paid or incurred in connection therewith in favor of any Person.

“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given written notice (and Agent has not received a revocation in writing), to the Borrower, Agent, any Lender or any L/C Issuer or has otherwise publicly announced (and Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities, (c) failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute, or (d) any Lender that has (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for clause (d), and Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents; provided that, as of any date of determination, the determination of whether any Lender is a Non-Funding Lender hereunder shall not take into account, and shall not otherwise impair, any amounts funded by such Lender which have been assigned by such Lender to an SPV pursuant to subsection 9.9(f).

“Non-Specified Event of Default” means an Event of Default other than a Specified Event of Default.

“Non-U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Note” means any Revolving Note or Swingline Note and “Notes” means all such Notes.

“Notice of Borrowing” means a notice given by the Borrower to Agent pursuant to Section 1.5, in substantially the form of Exhibit 11.1(h) hereto.

“Obligations” means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, Agent, any L/C Issuer or any other Person required to be indemnified, that arises under any Loan Document whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired (including any interest, fees or expenses accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement, whether or not such interest, fee or expense is an allowed claim under any such proceeding or under applicable state, federal or foreign law).

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“PBGC” means the United States Pension Benefit Guaranty Corporation any successor thereto.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness permitted under subsection 5.5(c) or 5.5(d) that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended, (b) has a Weighted Average Life to Maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended and (f) is otherwise on terms no less favorable to the Credit Parties, taken as a whole, than those of the Indebtedness being refinanced or extended.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Pledged Collateral” has the meaning specified in the Guaranty and Security Agreement and shall include any other Collateral required to be delivered to Agent pursuant to the terms of any Collateral Document.

“Poly America Assets” means the equipment and other assets purchased by GSE Lining Technology, LLC pursuant to and in accordance with the Poly America Purchase Agreement, including dye removal and line removal related thereto, together with any improvements and/or refurbishments to such equipment and other assets.

“Poly America Purchase Agreement” means that certain Asset Purchase Agreement dated as of March 12, 2012 by and among Poly-America, L.P. and Poly-Flex, Inc., as sellers and GSE Lining Technology, LLC, as buyer.

“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness) after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness had been retired, repaid or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and (z)  any Significant Disposition then being consummated as well as any other Significant Disposition if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Significant Disposition, as the case may be, then being effected, with the following rules to apply in connection therewith:

(i)           all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired, repaid or redeemed after the first day of the relevant Test Period or Calculation Period, as the case may be, shall be deemed to have been retired, repaid or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination;

(ii)           all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); and

(iii)           in making any determination of Consolidated EBITDA, pro forma effect shall be given to any Significant Disposition effected during the respective Calculation Period or Test Period as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.  For the avoidance of doubt, Property includes Software.

“Qualified IPO” means an underwritten public offering of the voting Stock of Holdings which generates gross cash proceeds to Holdings of at least $50,000,000.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party.

“Regulation D” means Regulation D of the Federal Reserve Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, shareholder, trustee, representative, attorney, attorney in fact, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required under Environmental Laws to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Lenders” means at any time (a) Lenders then holding more than fifty percent (50%) of the sum of the Aggregate Revolving Loan Commitment then in effect, or (b) if the Aggregate Revolving Loan Commitments have terminated, Lenders then holding more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of Loans (other than Swing Loans) then outstanding, outstanding Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans.

“Required Leverage Date” means the date upon which the Borrower shall deliver to the Agent the financial statements and Compliance Certificate required pursuant to subsection 4.1(b) demonstrating (y) the Credit Parties’ Total Leverage Ratio as of the end of the Fiscal Quarter for which such financial statements and Compliance Certificate were delivered, is less than 5.00:1.00 and (z) the Credit Parties are in compliance with the covenants set forth in Article VI as of the last day of such Fiscal Quarter.

“Required Revolving Lenders” means Required Lenders.

“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means the chief executive officer or the president of the Borrower or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of the Borrower or any other officer having substantially the same authority and responsibility.

“Restricted” means, when referring to cash or Cash Equivalents of Holdings or any of its Subsidiaries, that such cash or Cash Equivalents (i) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of Holdings or of any such Subsidiary (unless such appearance is related to (x) the Loan Documents or Liens created thereunder or (y) the Existing Indebtedness Documents or the Existing Indebtedness Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than (x) Agent for the benefit of the Secured Parties or (y) Existing Agent for the benefit of the Existing Secured Parties or (iii) are not otherwise generally available for use by Holdings or such Subsidiary.

“Revolving Lender” means each Lender with a Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated, who hold Revolving Loans or participations in Swing Loans.)

“Revolving Note” means a promissory note of the Borrower payable to a Lender in substantially the form of Exhibit 11.1(i) hereto, evidencing Indebtedness of the Borrower under the Revolving Loan Commitment of such Lender.

“Revolving Termination Date” means the earlier to occur of:  (a) the Initial Revolving Termination Date; and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.

 “Secured Party” means Agent, each Lender, each L/C Issuer, each other Indemnitee and each other holder of any Obligation of a Credit Party.

“Significant Disposition” means each Disposition (or series of related Dispositions) which generates net proceeds of at least $2,500,000.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value on a going concern basis) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Equity Contribution” means any cash contribution to the common equity of Holdings and/or any purchase or investment in Stock of Holdings other than Stock that constitutes Indebtedness.

“Specified Event of Default” means any Event of Default under subsection 7.1(a), subsection 7.1(f) or subsection 7.1(g).

“Sponsor” means CHS Capital LLC and its majority owned and controlled Affiliates.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Agent.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” means Indebtedness of any Credit Party or any Subsidiary of any Credit Party which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, reasonably satisfactory to Agent.

“Subsidiary” of a Person means any corporation, association, limited liability company, partnership, joint venture or other business entity of which more than 50% of the voting Stock, is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

“Subsidiary Guarantor” means each Wholly-Owned Domestic Subsidiary of the Borrower (other than an Excluded Subsidiary) that has guaranteed the Obligations and granted Liens as security therefore and the Stock and Stock Equivalents of which have been pledged in favor of Agent as security for the Obligations, in each case, pursuant to and in accordance with subsection 2.1(l) or 4.12(b).

“Swingline Commitment” means $1,000,000.

“Swingline Lender” means, each in its capacity as Swingline Lender hereunder, GE Capital or, upon the resignation of GE Capital as Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of Agent (or, if there is no such successor Agent, the Required Lenders) and the Borrower, to act as the Swingline Lender hereunder.

“Swingline Note” means a promissory note of the Borrower payable to the Swingline Lender, in substantially the form of Exhibit 11.1(j) hereto, evidencing the Indebtedness of the Borrower to the Swingline Lender resulting from the Swing Loans made to the Borrower by the Swingline Lender.

“Swingline Request” has the meaning specified in clause (ii) of subsection 1.1(d).

“Tax Affiliate” means, (a) Holdings and its Subsidiaries and (b) any Affiliate of Holdings with which Holdings files or is required to file tax returns on a consolidated, combined, unitary or similar group basis.

“Test Period” means each period of four consecutive Fiscal Quarters then ended (taken as one accounting period.  Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, with respect to the determination of the Credit Parties’ compliance with the Total Leverage Ratio covenant set forth in Section 6.2 as of the last day of each of the first and second fiscal month of each Fiscal Quarter, the applicable “Test Period” shall be deemed to be the trailing twelve month period ending as of such date.

 “Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Total Leverage Ratio” means, at any date of determination, the ratio of (x) Consolidated Indebtedness on such date to (y) Consolidated EBITDA for the Test Period last ended on or prior to such date; provided that for purposes of any calculation of the Total Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with clause (iii) of the definition of “Pro Forma Basis” contained herein.

“Trade Secrets” means all rights, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Tranche” means the respective facility and commitments utilized in making Loans hereunder, with there being three separate Tranches on the Closing Date, i.e., Revolving Loans and Swing Loans; provided that, for purposes of subsections 9.1(a) and 9.22 and the definitions of “Required Revolving Lenders” and “Revolving Termination Date”, Revolving Loans and Swing Loans shall be deemed to constitute part of a single “Tranche”.

“Transactions” means, collectively, (i) the entering into of the Loan Documents on the Closing Date and the incurrence of Loans on such date and (ii) the payment of all fees and expenses in connection with the foregoing.

“Transaction Expenses” means all fees and expenses incurred in connection with, and payable prior to or in connection with the closing of, the Transactions.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unfunded Pension Liability” of any Title IV Plan means the amount, if any, by which the value of the accumulated plan benefits under the Title IV Plan, determined on an ongoing basis in accordance with actuarial assumptions utilized in the Plan’s most recent actuarial report, exceeds the fair market value of all plan assets allocable to such liabilities as set forth in such actuarial report).

“United States” and “U.S.” each means the United States of America.

“U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Domestic Subsidiary” means, as to any Person, any Wholly-Owned Subsidiary of such Person which is also a Domestic Subsidiary of such Person.

“Wholly-Owned Foreign Subsidiary” means, as to any Person, any Wholly-Owned Subsidiary of such Person which is also a Foreign Subsidiary of such Person.

“Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law and, in the case of a Foreign Subsidiary, nominal amount of shares held by local nationals to the extent required by law) 100% of the Stock and Stock Equivalents, at the time as of which any determination is being made, is owned, beneficially and of record, by any Credit Party, or by one or more of the other Wholly-Owned Subsidiaries, or both.

11.2 Other Interpretive Provisions.

(a) Defined Terms.  Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.  The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms.  Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b) The Agreement.  The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

(c) Certain Common Terms.  The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.  The term “including” is not limiting and means “including without limitation.”

(d) Performance; Time.  Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e) Contracts.  Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f) Laws.  References to any statute or regulation are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

11.3 Accounting Terms and Principles.  All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP.  If any change in GAAP results in a change in the calculation of the financial covenants or interpretation of related provisions of this Agreement or any other Loan Document, then the Borrower, Agent and the Required Lenders agree to amend such provisions of this Agreement so as to equitably reflect such changes in GAAP with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such change in GAAP as if such change had not been made; provided that no change in the accounting principles used in the preparation of any financial statement hereafter adopted by Holdings or the Borrower shall be given effect for purposes of measuring compliance with any provision of Article V or VI unless (and until) the Borrower, Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless (and until) such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V and Article VI shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.” A breach of a financial covenant contained in Article VI shall be deemed to have occurred as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Agent.

11.4 Payments.  Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party or any L/C Issuer.  Any such determination or redetermination by Agent shall be presumptive and binding for all purposes, absent manifest error.  No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted.  Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWER: GSE ENVIRONMENTAL, INC.

By: /s/ Mark A. Whitney
Name: Mark A. Whitney
Title: Vice President

FEIN: 22-2731074

Address for notices:
Gundle/SLT Environmental, Inc.
19103 Gundle Road
Houston, Texas 77073

Attn: General Counsel
Facsimile: 281-230-2504

With copy to

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attn: Christopher Butler, Esq.
Facsimile: 312-862-2200

Address for wire transfers:
________________________________
________________________________
________________________________

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

GSE HOLDING INC.

By: /s/ Mark A. Whitney
Name: Mark A. Whitney
Title: Vice President

FEIN: 77-0619069

Address for notices:
GSE Holdings Inc..
10 South Wacker Drive, Suite 3175,
Chicago, IL 60606
Attn: General Counsel
Facsimile: ________________________________

With copy to

Kirkland & Ellis, LLP
300 North LaSalle Street
Chicago, IL 60654
Attn: Christopher Butler, Esq.
Facsimile: 312-862-2200

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

GSE ENVIRONMENTAL, LLC

By: /s/ Mark A. Whitney
Name: Mark A. Whitney
Title: Vice President

FEIN: 76-0101539

Address for notices:
Gundle/SLT Environmental, Inc.
19103 Gundle Road,
Houston, Texas 77073

Attn: General Counsel
Facsimile: 281-230-2504

With copy to

Kirkland & Ellis, LLP
300 North LaSalle Street
Chicago, IL 60654
Attn: Christopher Butler, Esq.
Facsimile: 312-862-2200

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

SYNTEC, LLC

By GSE Environmental, LLC, its Sole Member

By: /s/ Mark A. Whitney
Name: Mark A. Whitney
Title: Vice President

FEIN:

Address for notices:
Gundle/SLT Environmental, Inc.
19103 Gundle Road,
Houston, Texas 77073

Attn: General Counsel
Facsimile: 281-230-2504

With copy to

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attn: Christopher Butler, Esq.
Facsimile: 312-862-2200

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent, Swingline Lender and as a Lender

By: /s/ Richard B. Davidson
Name: Richard B. Davidson
Its: Duly Authorized Signatory

Address for Notices:

General Electric Capital Corporation
500 West Monroe Street
Chicago, Illinois 60661
Attn: Gundle Account Officer
Facsimile: (312) 441-7211

With a copy to:

General Electric Capital Corporation
401 Merritt 7
Norwalk, Connecticut 06851
Attn: Barbara Gould
Facsimile: (203) 956-4216 and

General Electric Capital Corporation
500 West Monroe Street
Chicago, Illinois 60661
Attn: Corporate Counsel-Global Sponsor Finance
Facsimile: (312) 441-6876

Address for payments:

ABA No. 021-001-033
Account Number 50286377
Deutsche Bank Trust Company Americas
New York, New York
Account Name: General Electric Capital Corporation
Reference: CFK 1598

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

ANTARES CAPITAL CORP,
as a Lender

By: /s/ Richard B. Davidson
Name: Richard B. Davidson
Its: Duly Authorized Signatory

Address for Notices:

General Electric Capital Corporation
500 West Monroe Street
Chicago, Illinois 60661
Attn: Gundle Account Officer
Facsimile: (312) 441-7211

With a copy to:

General Electric Capital Corporation
401 Merritt 7
Norwalk, Connecticut 06851
Attn: Barbara Gould
Facsimile: (203) 956-4216 and

General Electric Capital Corporation
500 West Monroe Street
Chicago, lllinois 60661
Attn: Corporate Counsel-Global Sponsor Finance
Facsimile: (312) 441-6876

Address for payments:

ABA No. 021-001-033
Account Number 50286377
Deutsche Bank Trust Company Americas
New York, New York
Account Name: General Electric Capital Corporation
Reference: CFK 1598

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

GE BUSINESS FINANCIAL SERVICES INC.,
as a Lender

By: /s/ Richard B. Davidson
Name: Richard B. Davidson
Its: Duly Authorized Signatory

Address for Notices:

General Electric Capital Corporation
500 West Monroe Street
Chicago, Illinois 60661
Attn: Gundle Account Officer
Facsimile: (312) 441-7211

With a copy to:

General Electric Capital Corporation
401 Merritt 7
Norwalk, Connecticut 06851
Attn: Barbara Gould
Facsimile: (203) 956-4216 and

General Electric Capital Corporation
500 West Monroe Street
Chicago, Illinois 60661
Attn: Corporate Counsel-Global Sponsor Finance
Facsimile: (312) 441-6876

Address for payments:

ABA No. 021-001-033
Account Number 50286377
Deutsche Bank Trust Company Americas
New York, New York
Account Name: General Electric Capital Corporation
Reference: CFK 1598

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

ING CAPITAL LLC
as a Lender

By: /s/ Andrew C. Sepe
Name: Andrew C. Sepe
Title: Director

Address for Notices:

ING CAPITAL LLC
1325 Avenue of the Americas
New York, NY 10019
Attn: Andrew Sepe
Facsimile: (646) 424-6390

Lending Office:

ING Capital LLC
1325 Avenue of the Americas
New York, NY 10019

Address for payments:

ING Capital LLC
1325 Avenue of the Americas
New York, NY 10019

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

WELLS FARGO PRINCIPAL LENDING, LLC
As Lender

By: /s/ Jeff Nikora
Name: Jeff Nikora
Title: Executive Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

TELOS CLO 2007-2, LTD., as Lender
Managed by Telos Asset Management LLC

By: /s/ Ro Toyoshima
Name: Ro Toyoshima
Title: Managing Director

Address for Notices:

Telos CLO 2007-2, LTD
c/o Virtus Group, LP
5400 Westheimer Ct, Ste 760
Houston, TX 77056
Attn: Telos CLO 2007-2, LTD
Facsimile: 713-993-4300

Lending Office:

780 3rd Avenue, 22nd Floor
New York, NY 10017

Address for payments:

ABA NO.: 021000089
DDA Account Number: 36881276
DDA Account Name: Telos CLO 2007-2 Concentration Account
FFC Account Name: Collection Account
FFC Account Number: 106622
Reference: Loan Name & (Principal or Interest)